Execution Copy






                         CREDIT AGREEMENT


                   dated as of November 6, 1998


                              among


                           VALHI, INC.,


                         as the Borrower


            THE FINANCIAL INSTITUTIONS PARTIES HERETO,


                           as the Banks


                               and


               SOCIETE GENERALE, SOUTHWEST AGENCY,

 as the Administrative Agent, the Issuing Bank, and the Arranger






                     TABLE OF CONTENTS


                                                         Page
ARTICLE I        DEFINITIONS AND ACCOUNTING TERMS

Section 1.01     Certain Defined Terms
Section 1.02     Computation of Time Period
Section 1.03     Accounting Terms; Changes in GAAP
Section 1.04     Miscellaneous

ARTICLE II       TERMS AND CONDITIONS OF CREDIT

Section 2.01     Advances
Section 2.02     Method of Borrowing
(a)              Notice
(b)              Conversions and Continuations
(c)              Certain Limitations
(d)              Notices Irrevocable
(e)              Agent Reliance
(f)              Bank Obligations Several
(g)              Notes
Section 2.03.    Fees
(a)              Commitment Fees
(b)              Administrative Agent Fee
(c)              Letter of Credit Fees
Section 2.04.    Reduction of the Commitments
Section 2.05.    Repayment of Advances
Section 2.06.    Interest
(a)              Base Rate Advances
(b)              Eurodollar Rate Advances
(c)              Usury Recapture
(d)              Other Amounts Overdue
Section 2.07.    Prepayments
(a)              Right to Prepay
(b)              Optional
(c)              Mandatory
(d)              Ratable Payments
(e)              Notice and Effect of Notice
Section 2.08.    Breakage Costs
Section 2.09.    Increased Costs and Capital
(a)              Change of Law
(b)              Capital Adequacy
(c)              Letters of Credit
Section 2.10.    Payments and Computations
(a)              Payment Procedures
(b)              Computations
(c)              Non-Business Day Payments
Section 2.11.    Taxes
(a)              No Deduction of Certain Taxes
(b)              Other Taxes
(c)              Indemnification
(d)              Evidence of Tax Payments
(e)              Foreign Bank Withholding Exemption
(f)              Survival of Obligations
Section 2.12.    Illegality
Section 2.13.    Letters of Credit
(a)              Issuance
(b)              Participations
(c)              Reimbursement
(d)              Obligations Unconditional
(e)              Liability of Issuing Bank
Section 2.14.    Security
(a)              Collateral Pledge
(b)              Collateral After the Maturity Date
(c)              Further Assurances
Section 2.15.    Compliance with Margin Regulations
(a)              Allocation of Aggregate Exposure
(b)              Records
(c)              Benefits of Collateral
(d)              Bank Responsibilities
Section 2.16.    Sharing of Payments, Etc.
Section 2.17.    Procedure to Extend Maturity Date
Section 2.18.    Optional Increase of the Aggregate
                 Commitments

ARTICLE III      CONDITIONS PRECEDENT

Section 3.01.    Conditions Precedent to Effectiveness
                 of this Agreement
(a)              Documentation
(b)              Cancellation of Existing Reg U
                 Facility
Section 3.02.    Conditions Precedent to each Credit
                 Event

ARTICLE IV       REPRESENTATIONS AND WARRANTIES

Section 4.01.    Representations and Warranties of the
                 Borrower
(a)              Corporate Existence
(b)              Corporate Power
(c)              Authorization and Approvals
(d)              Enforceable Obligations
(e)              Financial Statements
(f)              Litigation
(g)              Use of Proceeds
(h)              Investment Company Act
(i)              Taxes
(j)              Pension Plans
(k)              Environmental Condition
(l)              True and Complete Disclosure
(m)              Beneficial Ownership of NL Shares
(n)              Year 2000 Compliance

ARTICLE V        CONVENANTS OF THE BORROWER

Section 5.01.    Affirmative Covenants
(a)              Compliance with Laws, Etc.
(b)              Maintenance of Insurance
(c)              Preservation of Corporate Existence,
                 Etc.
(d)              Payment of Taxes, Etc.
(e)              Inspection
Section 5.02.    Negative Covenants
(a)              Debts
(b)              Merger or Consolidation
(c)              Sale of NL Shares
(d)              Changes in Accounting
(e)              Change of NL Industries Certificate
                 of Incorporation or Bylaws
(f)              Certificate of Incorporation
(g)              Transactions with Affiliates
(h)              Restricted Payments
Section 5.03.    Reporting Requirements

ARTICLE VI       EVENTS OF DEFAULT

Section 6.01.    Events of Default
Section 6.02.    Optional Acceleration of Maturity
Section 6.03.    Automatic Acceleration of Maturity
Section 6.04.    Application of Funds in Collateral
                 Account
Section 6.05.    Non-exclusivity of Remedies
Section 6.06.    Right to Set-off

ARTICLE VII      AGENT AND ISSUING BANK

Section 7.01.    Authorization and Action
Section 7.02.    Agent's Reliance, Etc.
Section 7.03.    The Agent and Its Affiliates
Section 7.04.    Bank Credit Decision
Section 7.05.    Indemnification
Section 7.06.    Successor Agent
Section 7.07.    Arranger

ARTICLE VII      MISCELLANEOUS

Section 8.01.    Amendments, Etc.
Section 8.02.    Notices, Etc.
Section 8.03.    No Waiver; Remedies
Section 8.04.    Costs and Expenses
Section 8.05.    Bank Assignments and Participations
(a)              Assignments
(b)              Term of Assignments
(c)              The Register
(d)              Procedures
(e)              Participations
(f)              Confidentiality
Section 8.06.    Binding Effect
Section 8.07.    Indemnification
Section 8.08.    Execution in Counterparts
Section 8.09.    Governing Law
Section 8.10.    Treatment of Certain Information;
                 Confidentiality

EXHIBITS:

Exhibit A        Form of Promissory Note
Exhibit B        Form of Pledge Agreement
Exhibit C-1      Form of Notice of Borrowing
Exhibit C-2      Form of Notice of Conversion or
                 Continuation
Exhibit D        Form of Borrower's Counsel Opinion
Exhibit E        Form of Compliance Certificate
Exhibit F        Form of Letter of Credit Application
Exhibit G        Form of Assignment and Acceptance
Exhibit H        Form of Accession Agreement

ANNEXES:

Annex I          Initial Commitments
Annex II         Applicable Lending Offices for Banks
Annex III        Addresses for Notices

SCHEDULES:
Schedule 1.01    Subordination Terms
Schedule         Litigation
4.01(f)
Schedule         Environmental Concerns
4.01(k)
Schedule         NL Shares beneficially owned by the
4.01(m)          Borrower
Schedule         Existing Debt
5.02(a)



                         CREDIT AGREEMENT

     This Credit Agreement dated as of November 6, 1998 is by and among Valhi, Inc., a Delaware corporation (the "Borrower"), the financial institutions from time to time which are party hereto (the "Banks"), and Societe Generale, Southwest Agency, as the Administrative Agent (the "Agent"), as the Issuing Bank (the "Issuing Bank"), and as the Arranger.

     The parties hereto agree as set forth herein.


                            ARTICLE I

                 DEFINITIONS AND ACCOUNTING TERMS

     Section 1.01. Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

     "Acceptable Security Interest" in any Property means a security interest and Lien (i) which exists in favor of the Agent for the benefit of the Banks and the Issuing Bank, (ii) which is superior to all other Liens, (iii) which secures the Advances, the Letter of Credit Exposure and all other amounts owed by the Borrower in connection with this Agreement and the other Credit Documents, and
(iv) which is perfected and enforceable against all Persons in preference to any rights of any Person therein.

     "Accession Agreement" means an agreement in substantially the form of Exhibit H pursuant to which a financial institution agrees to become a Bank hereunder.

     "Adjusted Base Rate" means, for any day, the fluctuating rate per annum of interest equal to the greater of (a) the Base Rate in effect on such day and (b) the Federal Funds Rate in effect on such day plus 1/2%.

     "Additional Security" means, (a) any NL Share acquired by the Borrower after the date of this Agreement, (b) any NL Share owned by the Borrower as of the date of this Agreement but which is not a Pledged Share as of the date of this Agreement, (c) at any time when all NL Shares owned by the Borrower are Pledged Shares, any share of Tremont Corporation owned by the Borrower, or (d) any shares of a security which is traded on the NYSE, NASDAQ or AMEX and which is acceptable to the Required Banks, the Issuing Bank, and Borrower to be pledged as Collateral pursuant to the Pledge Agreement.

     "Advance" means an advance by any Bank to the Borrower pursuant to Article II, and refers to a Base Rate Advance or a Eurodollar Rate Advance (each of which shall be a "Type" of Advance).

     "Affiliate" means, as to any Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person or any Subsidiary of such Person. The term "control" (including the terms "controlled by" or "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of a Control Percentage, by contract or otherwise.

     "Agent" means Societe Generale, Southwest Agency, as the Administrative Agent for the Banks, or any Bank acting as a successor agent pursuant to Section 7.06.

     "Agent Fee Letter" means the letter agreement dated as of September 16, 1998 between the Agent and the Borrower, as it may be amended or replaced from time to time.

     "Aggregate Exposure" means, as of any date of determination thereof, the sum of (i) the aggregate outstanding Advances on such date, and (ii) the Letter of Credit Exposure on such date.

     "Agreement" means this Credit Agreement dated as of November 6, 1998 between the Borrower, the Banks, the Agent, the Issuing Bank and the Arranger, as the same may be amended from time to time in accordance with the terms hereof.

     "Applicable Lending Office" means, with respect to each Bank, such Bank's Domestic Lending Office in the case of a Base Rate Advance, and such Bank's Eurodollar Lending Office in the case of a Eurodollar Rate Advance.

     "Arranger" means Societe Generale, Southwest Agency.

     "Assignment and Acceptance" means an assignment and acceptance agreement entered into by a Bank and an Eligible Assignee, and accepted by the Agent, in substantially the form of Exhibit G.

     "Available Amount" means, on any day, an amount equal to 33 1/3% of the Collateral Value on such date.

     "Base Rate" means a fluctuating interest rate per annum as shall be in effect from time to time equal to the rate of interest announced publicly by Societe Generale, New York Branch as its prime rate, whether or not the Borrower has notice thereof.

     "Base Rate Advance" means an Advance which bears interest as provided in
Section 2.06(a).

     "Borrower" means Valhi, Inc., a Delaware corporation.

     "Borrowing" means a borrowing consisting of simultaneous Advances of the same Type made by each Bank pursuant to Section 2.02(a) or Converted by each Bank to Advances of a different Type or continued pursuant to Section 2.02(b).

     "Business Day" means a day of the year on which banks are not required or authorized to close in New York City and Dallas, Texas and, if the applicable Business Day relates to any Eurodollar Rate Advances, on which dealings are carried on in the London interbank market.

     "Change in Control" means with respect to any Person the occurrence of any of the following: (a) a change in control is reported by such Person in response to either Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Exchange Act or Item 1 of Form 8-K promulgated under the Exchange Act,
(b) any "person" (as such term is used in Section 13(d) and Section 14(d)(2) of the Exchange Act) after the date of this Agreement becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of such Person representing the Control Percentage or more of the combined voting power of such Person's then outstanding securities or (c) following the election or removal of directors, a majority of such Person's Board of Directors consists of individuals who were not members of such Person's Board of Directors immediately prior to such election or removal, unless the election of each director who was not a director immediately prior to such election or removal has been approved in advance by directors representing at least a majority of the directors then in office who were directors immediately prior to such election or removal.

     "Code" means the Internal Revenue Code of 1986, as amended, or any successor statute.

     "Collateral" shall have the meaning specified in the Pledge Agreement.

     "Collateral Account" means the Collateral Account referred to in the Pledge Agreement.

     "Collateral Deficiency" means, as of any date of determination thereof, the amount, if any, by which (a) the Aggregate Exposure on such date exceeds (b) the Available Amount on such date.

     "Collateral Value" means, as of any date of determination thereof, the sum of (a) the product of the Current Market Value of a NL Share, multiplied by the number of NL Shares pledged to the Agent for the benefit of the Banks and the Issuing Bank pursuant to the Pledge Agreement, plus (b) the product of the Current Market Value of each Additional Security multiplied by the number of shares of such Additional Security pledged to the Agent for the benefit of the Banks and the Issuing Bank pursuant to the terms of the Pledge Agreement.

     "Commitment" means, with respect to each Bank, the obligation of such Bank to make Advances to the Borrower hereunder and to participate in Letters of Credit issued hereunder in an aggregate amount not to exceed the amount set forth beside such Bank's name on Annex I or in an Assignment and Acceptance or an Accession Agreement to which such Bank is a party, as such amount may be reduced pursuant to Section 2.04 or terminated pursuant to Article VI.

     "Consolidated" refers to the consolidation of the accounts of any corporation and its Subsidiaries in accordance with GAAP, including, when used in reference to the Borrower, principles of consolidation consistent with those applied in the preparation of the Financial Statements.

     "Control Percentage" means, with respect to any Person, the percentage of the outstanding capital stock of such Person having ordinary voting power which gives the direct or indirect holder of such stock the power to elect a majority of the board of directors of such Person.

     "Convert", "Conversion", and "Converted" each refers to a conversion of Advances of one Type into Advances of another Type pursuant to Section 2.02(b).

     "Credit Documents" means this Agreement, the Notes, the Pledge Agreement, and each other agreement, instrument or document executed at any time in connection with this Agreement.

     "Credit Event" means any of the making of a Borrowing hereunder or the issuance, amendment or extension of a Letter of Credit hereunder.

     "Current Market Value" means, with respect to any security, the most recent closing price of such security on the NYSE or, if such security is not listed on the NYSE but is listed on another recognized national securities exchange, the most recent closing price of such security on such other exchange, or, if such security is not listed on a national securities exchange, the closing price of such security as reported on the National Association of Securities Dealers Automated Quotations System ("NASDAQ") National Market System or, if applicable, the average of the closing bid and asked quotations for such security as reported on NASDAQ.

     "Debt" means without duplication, in the case of any Person,
(i) indebtedness of such Person for borrowed money, (ii) obligations of such Person evidenced by bonds, debentures, notes or other similar instruments,
(iii) obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable), (iv) obligations of such Person as lessee under leases which shall have been or should be, in accordance with GAAP, recorded as capital leases, (v) obligations of such Person under letters of credit or obligations of such Person under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in clauses (i) through (iv) above, (vi) indebtedness or obligations of others of the kinds referred to in clauses (i) through (v) of this definition secured by any Lien on or in respect of any Property of such Person, and (vii) all liabilities of such Person in respect of unfunded vested benefits under any Plan; provided, however, that in no event shall Debt include any amount which, by its terms, is non-recourse. Any such determination of which debt is non-recourse shall be reasonably acceptable to the Agent and its counsel.

     "Default" means an Event of Default or any event or condition which with notice or lapse of time or both would, unless cured or waived, become an Event of Default.

     "Dollars" and "$" means lawful money of the United States of America.

     "Domestic Lending Office" means, with respect to each Bank, the office of such Bank specified as its "Domestic Lending Office" on Annex II or in an Assignment and Acceptance or an Accession Agreement to which such Bank is a party, or such other office of the Bank as the Bank may from time to time specify to the Borrower and the Agent.

     "Effective Date" means the date the Agent notifies the Borrower and the Banks in writing that all of the conditions precedent to the effectiveness of this Agreement have either been satisfied or waived.

     "Eligible Assignee" means (a) a commercial bank organized under the laws of the United States, or any State thereof, and having primary capital of not less than $250,000,000 and approved by the Agent, the Issuing Bank, and (provided no Default has occurred and is continuing) the Borrower, which approvals will not be unreasonably withheld, (b) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development and having primary capital (or its equivalent) of not less than $250,000,000 (or its Dollar Equivalent) and approved by the Agent, the Issuing Bank, and (provided no Default has occurred and is continuing) the Borrower, which approvals will not be unreasonably withheld, (c) a Bank, and (d) an Affiliate of the respective assigning Bank, without approval of any Person but otherwise meeting the eligibility requirements of (a) or (b) above.

     "Environmental Law" means all Legal Requirements applicable to the Borrower or its Subsidiaries arising from, relating to, or in connection with the environment, including without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, relating to
(a) pollution, contamination, injury, destruction, loss, protection, cleanup, reclamation or restoration of the air, surface water, groundwater, land surface or subsurface strata, or other natural resources; (b) solid, gaseous or liquid waste generation, treatment, processing, recycling, reclamation, cleanup, storage, disposal or transportation; (c) exposure to pollutants, contaminants, hazardous, medical, infectious, or toxic substances, materials or wastes; or
(d) the manufacture, processing, handling, transportation, distribution in commerce, use, storage or disposal of hazardous, medical, infectious, or toxic substances, materials or wastes.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time.

     "Eurocurrency Liabilities" has the meaning assigned to that term in Regulation D of the Federal Reserve Board (or any successor), as in effect from time to time.

     "Eurodollar Base Rate" means, for the Interest Period for each Eurodollar Rate Advance comprising part of the same Borrowing, an interest rate per annum (rounded upward to the nearest whole multiple of 1/16 of 1% per annum, if such average is not such a multiple) equal to the rate per annum at which deposits in Dollars are offered to the principal office of Societe Generale in London, England at 11:00 a.m. (London time) two Business Days before the first day of such Interest Period in an amount substantially equal to Societe Generale's Eurodollar Rate Advance and for a period equal to such Interest Period.

     "Eurodollar Lending Office" means, with respect to each Bank, the office of such Bank specified as its "Eurodollar Lending Office" on Annex II (or, if no such office is specified, its Domestic Lending Office) or in an Assignment and Acceptance to which such Bank is a party, or such other office of such Bank as such Bank may from time to time specify to the Borrower and the Agent.

     "Eurodollar Rate" means, for any Eurodollar Rate Advance, a rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) equal to (i) the Eurodollar Base Rate for the Interest Period for such Eurodollar Rate Advance divided by (ii) 1 minus the Eurodollar Rate Reserve Percentage (if any) for such Eurodollar Rate Advance for such Interest Period.

     "Eurodollar Rate Advance" means an Advance which bears interest as provided in Section 2.06(b).

     "Eurodollar Rate Reserve Percentage" for the Interest Period for any Eurodollar Rate Advance means the reserve percentage applicable during such Interest Period (or if more than one such percentage shall be so applicable, the daily average of such percentages for those days in such Interest Period during which any such percentage shall be so applicable) under regulations issued from time to time by the Federal Reserve Board for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for member banks of the Federal Reserve System in New York City with deposits exceeding one billion Dollars with respect to liabilities or assets consisting of or including Eurocurrency Liabilities having a term equal to such Interest Period.

     "Events of Default" has the meaning specified in Section 6.01.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute, and the rules and regulations thereunder.

     "Federal Funds Rate" means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for any such day on such transactions received by the Bank from three Federal funds brokers of recognized standing selected by it.

     "Federal Reserve Board" means the Board of Governors of the Federal Reserve System or any successor thereof.

     "Financial Statements" means the balance sheet and income and cash flow statements dated December 31, 1997 referred to in Section 4.01(e), copies of which have been delivered to the Banks.

     "GAAP" means United States generally accepted accounting principles as in effect from time to time, applied on a basis consistent with the requirements of
Section 1.03.

     "Governmental Authority" means, as to any Person in connection with any subject, any foreign, national, state or provincial governmental authority, or any political subdivision of any state thereof, or any agency, department, commission, board, authority or instrumentality, bureau or court, in each case having jurisdiction over such Person or such Person's Property in connection with such subject.

     "Interest Period" means, for each Advance, the period commencing on the date of such Advance and ending on the last day of the period selected by the Borrower pursuant to the provisions below. The duration of each such Interest Period shall be (a) in the case of a Base Rate Advance, a period of time commencing on the date such Base Rate Advance is made and ending on the last day of March, June, September or December, whichever occurs first (or if the Maturity Date will occur prior to the last day of March, June, September or December, such Interest Period for such Base Rate Advance shall terminate on the Maturity Date) and (b) in the case of a Eurodollar Rate Advance, one, two, three, or six months, in each case as the Borrower may, upon notice received by the Agent on the day and at the time required by Section 2.02, select; provided, however, that:

     (i) whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, except that in the case of any Interest Period for a Eurodollar Rate Advance, if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day;

     (ii) any Interest Period which begins on the last Business Day of the calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month in which it would have ended if there were a numerically corresponding day in such calendar month; and

     (iii) the Borrower may not select any Interest Period for any Eurodollar Rate Advance which ends after the Maturity Date.

     "Issuer" means (a) NL Industries and (b) at any time the Collateral Value of all NL Shares which are Pledged Shares is less than an amount equal to four
(4) times the aggregate Commitments, any other corporation which is the issuer of any Pledged Share.

     "Issuing Bank" means Societe Generale, as issuer of a Letter of Credit hereunder.

     "Legal Requirement" means, as to any Person, any law, statute, ordinance, decree, requirement, order, judgment, rule, regulation (or official interpretation of any of the foregoing) of, and the terms of any license or permit issued by, any Governmental Authority which is applicable to such Person.

     "Letters of Credit" means, collectively, all standby letters of credit issued by the Issuing Bank hereunder for the account of the Borrower or for the joint and several account of the Borrower and a Subsidiary or affiliate of the Borrower.

     "Letter of Credit Documents" means, with respect to any Letter of Credit, such Letter of Credit and any agreements, documents, and instruments entered into in connection with or relating to such Letter of Credit.

     "Letter of Credit Exposure" means, as of any date of determination thereof, the sum of (i) the aggregate unpaid Reimbursement Obligations on such date and
(ii) the aggregate undrawn face amount of all Letters of Credit outstanding on such date.

     "Lien" means any mortgage, lien, pledge, charge, deed of trust, security interest, hypothecation, preference, deposit arrangement or encumbrance (or other type of arrangement having the practical effect of the foregoing) to secure or provide for the payment of any obligation of any Person, whether arising by contract, operation of law or otherwise (including, without limitation, the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement).

     "Material Adverse Change" shall mean a material adverse change in the business, financial condition, or results of operations of (a) the Borrower or
(b) NL Industries and its Subsidiaries taken as a whole, in each case since June 30, 1998 or (c) any other Issuer.

     "Maturity Date" means November 5, 1999 or the earlier termination in whole of the Commitments pursuant to Section 2.04 or Article VI.

     "Maximum Rate" means the maximum non-usurious interest rate under applicable law (determined under such laws after giving effect to any items which are required by such laws to be construed as interest in making such determination, including without limitation if required by such laws, certain fees and other costs).

     "Multiemployer Plan" means a "multiemployer plan" as defined in Section 4001(a)(3) of ERISA to which the Borrower is making or accruing an obligation to make contributions.

     "NL Industries" means NL Industries, Inc., a New Jersey corporation.

     "NL Shares" means common stock, par value $.125 per share, of NL Industries.

     "Note" means a promissory note of the Borrower payable to the order of each Bank, in substantially the form of Exhibit A hereto, evidencing the aggregate indebtedness of the Borrower to such Bank resulting from the Advances made by such Bank.

     "Notice of Borrowing" means a notice in the form of the attached Exhibit C-1 signed by a Responsible Officer of the Borrower.

     "Notice of Conversion or Continuation" means a notice in the form of the attached Exhibit C-2 signed by a Responsible Officer of the Borrower.

     "NYSE" means the New York Stock Exchange.

     "Obligations" means all Advances, Reimbursement Obligations and other amounts payable by the Borrower to the Agent or the Banks or the Issuing Bank under the Credit Documents.

     "PBGC" means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

     "Permitted Subordinated Debt" means Debt of the Borrower to an Affiliate of the Borrower (i) which is unsecured, (ii) which is subordinated pursuant to documentation which is in form and substance reasonably acceptable to the Agent (which documentation shall include subordination terms substantially as set forth on Schedule 1.01), and (iii) the aggregate outstanding principal amount of which, together with all such Debt to all other Affiliates of the Borrower (including, without limitation, any such Debt described on Schedule 5.02(a)), may not at any time exceed the lesser of (a) $25,000,000 or (b) an aggregate amount equal to $100,000,000 less the aggregate Commitments at such time.

     "Person" means an individual, partnership, corporation (including a business trust), joint stock company, limited liability corporation or company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof or any trustee, receiver, custodian or similar official.

     "Plan" means an employee benefit plan (other than a Multiemployer Plan) sponsored by the Company and covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code.

     "Pledge Agreement" means the Pledge and Security Agreement dated as of the date hereof between the Borrower and the Agent, in substantially the form of Exhibit B, as the same may be amended from time to time in accordance with the terms hereof.

     "Pledged Shares" means at any time the Pledged Shares (as defined in the Pledge Agreement) for which the Agent has an Acceptable Security Interest.

     "Property" of any Person means any property or assets (whether real, personal, or mixed, tangible or intangible) of such Person.

     "Pro Rata Share" means, at any time with respect to any Bank, either
(a) the ratio (expressed as a percentage) of such Bank's Commitment at such time to the aggregate Commitments at such time or (b) if the Commitments have been terminated, the ratio (expressed as a percentage) of such Bank's aggregate outstanding Advances and Letter of Credit Exposure at such time to the aggregate outstanding Advances and Letter of Credit Exposure of all the Banks at such time.

     "Regulations U and X" means Regulations U and X of the Federal Reserve Board, as the same are from time-to-time in effect, and all official rulings and interpretations thereunder or thereof.

     "Reimbursement Obligation" has the meaning set forth in Section 2.13(c).

     "Reportable Event" means any of the events set forth in Section 4043(b) of ERISA.

     "Required Banks" means, at any time, Banks having at least 66b% of the aggregate amount of the Commitments at such time, or if the Commitments have been terminated, Banks holding at least 66b% of the outstanding Advances and Letter of Credit Exposure at such time.

     "Responsible Officer" means, of any Person, the Chief Executive Officer, President, Chief Financial Officer, any Vice President, Treasurer, Secretary of such Person or any other member of senior management of such Person.

     "Restricted Payment" means the making by any Person of any dividends or other distributions (in cash, property, or otherwise) on, or payment for the purchase, redemption or other acquisition of, any shares of any capital stock of such Person, other than dividends payable in such Person's stock.

     "SEC" means the Securities and Exchange Commission, and any successor entity.

     "SEC Filings" means any proxy material, reports or other information which the Borrower has delivered to the Agent, the Banks and the Issuing Bank pursuant to Section 5.03(e).

     "Security Documents" means, collectively, the Pledge Agreement and each other collateral agreement executed in connection with this Agreement at any time by the Borrower in favor of the Agent granting Liens for the benefit of the Banks and the Issuing Bank, as the same may be amended from time to time in accordance with their respective terms.

     "Societe Generale" means Societe Generale, Southwest Agency.

     "Subsidiary" of a Person means any corporation, association, partnership or other business entity of which more than 50% of the outstanding capital stock (or other equivalent interests) having by the terms thereof ordinary voting power under ordinary circumstances to elect a majority of the board of directors or Persons performing similar functions (or, if there are no such directors or Person, having general voting power) of such entity (irrespective of whether or not at the time capital stock (or other equivalent interests) of any other class or classes of such entity shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned by such Person, or by one or more Subsidiaries of such Person.

     "Termination Event" means (i) the occurrence of a Reportable Event with respect to a Plan, as described in Section 4043(b) of ERISA and the regulations issued thereunder (other than a Reportable Event not subject to the provision for 30-day notice to the PBGC under such regulations), (ii) the withdrawal of the Borrower or any of its Affiliates from a Plan during a plan year in which it was a "substantial employer" as defined in Section 4001(a)(2) of ERISA,
(iii) the filing of a notice of intent to terminate a Plan under Section 4041(c) of ERISA, (iv) the institution of proceedings to terminate a Plan by the PBGC, or (v) any other event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan.

     "Type" has the meaning set forth in the definition of the term "Advance".

     Section 1.02. Computation of Time Periods. Periods. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including" and the words "to" and "until" each means "to but excluding".

     Section 1.03. Accounting Terms; Changes in GAAP. All accounting terms not specifically defined herein shall be construed in accordance with GAAP applied on a consistent basis with those applied in the preparation of the Financial Statements.

     Section 1.04. Miscellaneous. The words "hereof", "herein," "hereto," and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Article, Section, Schedule, Annex and Exhibit references are to Articles and Sections of and Schedules, Annexes, and Exhibits to this Agreement, unless otherwise specified.


                            ARTICLE II

                  TERMS AND CONDITIONS OF CREDIT

     Section 2.01. Advances. Each Bank agrees, on the terms and conditions set forth in this Agreement, to make Advances to the Borrower from time-to-time on any Business Day during the period from the date of this Agreement until the Maturity Date, provided that no Bank shall be obligated to make any Advance hereunder if, after giving effect thereto, the aggregate outstanding Advances of such Bank would exceed the lesser of (x) such Bank's Commitment less its Pro Rata Share of the Letter of Credit Exposure at such time and (y) such Bank's Pro Rata Share of the Available Amount less its Pro Rata Share of the Letter of Credit Exposure at such time. Within the limits set forth above, the Borrower may from time-to-time borrow, prepay pursuant to Section 2.07 and reborrow under this Section 2.01.

     Section 2.02.  Method of Borrowing.

     (a) Notice. Each Borrowing shall be made pursuant to a Notice of Borrowing (or by telephone notice promptly confirmed in writing by a Notice of Borrowing), given by the Borrower to the Agent not later than 12:00 noon (Dallas, Texas time) (i) on the third Business Day before the date of the proposed Borrowing, in the case of a Borrowing to be comprised of Eurodollar Rate Advances, or (ii) on the Business Day of the proposed Borrowing, in the case of a Borrowing to be comprised of Base Rate Advances. Each Notice of Borrowing shall be in writing or by telecopier or telex, confirmed immediately in writing, specifying the requested date of such Borrowing, the Type of Advances to comprise such Borrowing, the aggregate amount of such Borrowing, whether the proceeds of such Borrowing are for the purpose of buying or carrying margin stock, and if such Borrowing is to be comprised of Eurodollar Rate Advances, the Interest Period for such Advances. The Agent shall promptly notify the Banks of its receipt of such Notice of Borrowing and, in the case of a proposed Borrowing of Eurodollar Rate Advances, the applicable interest rate under Section 2.06(b). Each Bank shall (i) in the case of all Borrowings other than Borrowings made on the same day as the day the Notice of Borrowing is received, before 11:00 a.m. (Dallas, Texas time) on the date of such Borrowing and (ii) in the case of Borrowings made on the same day as the date of the Notice of Borrowing, before 1:00 p.m. (Dallas, Texas time), make available for the account of its Applicable Lending Office to the Agent at its address referred to in Annex III, or such other location as the Agent may specify by notice to the Banks, in same day funds, such Bank's Pro Rata Share of such Borrowing. After the Agent's receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Agent will make such funds available to the Borrower at its account with the Agent.

     (b) Conversions and Continuations. In order to elect to Convert or continue Advances comprising part of the same Borrowing under this Section, the Borrower shall deliver an irrevocable Notice of Conversion or Continuation to the Agent at the Agent's office no later than 11:00 a.m. (Dallas, Texas time)
(i) on the Business Day of the proposed conversion date in the case of a Conversion of such Advances to Base Rate Advances and (ii) at least three Business Days in advance of the proposed Conversion or continuation date in the case of a Conversion to, or a continuation of, Eurodollar Rate Advances. Each such Notice of Conversion or Continuation shall be in writing or by telecopier, specifying (i) the requested Conversion or continuation date (which shall be a Business Day), (ii) the Borrowing amount and Type of the Advances to be Converted or continued, (iii) whether a Conversion or continuation is requested, and if a Conversion, into what Type of Advances, and (iv) in the case of a Conversion to, or a continuation of, Eurodollar Rate Advances, the requested Interest Period. Advances may only be Converted or continued as Advances. Promptly after receipt of a Notice of Conversion or Continuation under this paragraph, the Agent shall provide each Bank with a copy thereof and, in the case of a Conversion to or a Continuation of Eurodollar Rate Advances, notify each Bank of the applicable interest rate under Section 2.06(b). For purposes other than the conditions set forth in Section 3.02, the portion of Advances comprising part of the same Borrowing that are Converted to Advances of another Type shall constitute a new Borrowing.

     (c)  Certain Limitations.  Notwithstanding anything in paragraphs (a) and
(b) above:

          (i) each Borrowing shall be in an aggregate amount not less than $2,000,000 or greater multiples of $1,000,000, in the case of Eurodollar Rate Advances, or $1,000,000 or greater multiples of $100,000, in the case of Base Rate Advances, and shall consist of Advances of the same Type made on the same day by the Banks ratably according to their respective Commitments.

          (ii) at no time shall there be more than seven (7) Interest Periods applicable to outstanding Eurodollar Rate Advances;

          (iii) the Borrower may not select Eurodollar Rate Advances for any Borrowing to be made, Converted or continued if (A) the aggregate amount of such Borrowing is less than $2,000,000 or (B) a Default has occurred and is continuing;

          (iv) (A) if any Bank shall, at any time prior to the making of any requested Borrowing comprised of Eurodollar Rate Advances, notify the Agent that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or that any central bank or other governmental authority asserts that it is unlawful, for such Bank or its Eurodollar Lending Office to perform its obligations under this Agreement to make Eurodollar Rate Advances or to fund or maintain Eurodollar Rate Advances, such Bank's Pro Rata Share of such Borrowing shall be made as a Base Rate Advance of such Bank, but otherwise shall be considered part of the same Borrowing and interest on such Base Rate Advance shall be due and payable at the same time that interest on the Eurodollar Rate Advances comprising the remainder of such Borrowing shall be due and payable; and
     (B) such Bank agrees to use commercially reasonable efforts (consistent with its internal policies and legal and regulatory restrictions) to designate a different Applicable Lending Office if the making of such designation would avoid the effect of this paragraph and would not, in the reasonable judgment of such Bank, be otherwise disadvantageous to such Bank;

          (v) if the Agent is unable to determine the Eurodollar Rate for Eurodollar Rate Advances comprising any requested Borrowing, the right of the Borrower to select Eurodollar Rate Advances for such Borrowing or for any subsequent Borrowing shall be suspended until the Agent shall notify the Borrower and the Banks that the circumstances causing such suspension no longer exist, and each Advance comprising such Borrowing shall be a Base Rate Advance;

          (vi) if the Required Banks shall, at least one Business Day before the date of any requested Borrowing, notify the Agent that the Eurodollar Rate for Eurodollar Rate Advances comprising such Borrowing will not adequately reflect the cost to such Banks of making or funding their respective Eurodollar Rate Advances, as the case may be, for such Borrowing, the right of the Borrower to select Eurodollar Rate Advances for such Borrowing or for any subsequent Borrowing shall be suspended until the Agent shall notify the Borrower and the Banks that the circumstances causing such suspension no longer exist, and each Advance comprising such Borrowing shall be a Base Rate Advance; and

          (vii) if the Borrower shall fail to select the duration or continuation of any Interest Period for any Eurodollar Rate Advances in accordance with the provisions contained in the definition of "Interest Period" in Section 1.01 and paragraph (a) or (b) above, the Agent will forthwith so notify the Borrower and the Banks and such Advances will be made available to the Borrower on the date of such Borrowing as Base Rate Advances or, if an existing Advance, Converted into Base Rate Advances.

     (d) Notices Irrevocable. Each Notice of Borrowing and Notice of Conversion or Continuation shall be irrevocable and binding on the Borrower. In the case of any Borrowing which the related Notice of Borrowing specifies is to be comprised of Eurodollar Rate Advances, the Borrower shall indemnify each Bank against any loss or out-of-pocket cost or expense incurred by such Bank as a result of any condition precedent for Borrowing set forth in Article III not being satisfied for any reason, including, without limitation, any loss or out-of-pocket cost or expense actually incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Bank to fund the Advance to be made by such Bank as part of such Borrowing when such Advance, as a result of such non-satisfaction, is not made on such date. A certificate as to such loss or out-of-pocket expense and detailing the calculation of such amounts shall be submitted to the Borrower by such Bank and shall be conclusive and binding for all purposes, absent manifest error.

     (e) Agent Reliance. Unless the Agent shall have received notice from a Bank before the date of any Borrowing that such Bank will not make available to the Agent such Bank's Pro Rata Share of the Borrowing, the Agent may assume that such Bank has made its Pro Rata Share of such Borrowing available to the Agent on the date of such Borrowing in accordance with paragraph (a) of this Section
2.02 and the Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Bank shall not have so made its Pro Rata Share of such Borrowing available to the Agent, such Bank and the Borrower severally agree to immediately repay to the Agent on demand such corresponding amount, together with interest on such amount, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Agent, at (i) in the case of the Borrower, the interest rate applicable on such day to Advances comprising such Borrowing and (ii) in the case of such Bank, the Federal Funds Rate for such day. If such Bank shall repay to the Agent such corresponding amount and interest as provided above, such corresponding amount so repaid shall constitute such Bank's Advance as part of such Borrowing for purposes of this Agreement even though not made on the same day as the other Advances comprising such Borrowing.

     (f) Bank Obligations Several. The failure of any Bank to make the Advance to be made by it as part of any Borrowing shall not relieve any other Bank of its obligation, if any, to make its Advance on the date of such Borrowing. No Bank shall be responsible for the failure of any other Bank to make the Advance to be made by such other Bank on the date of any Borrowing.

     (g) Notes. The indebtedness of the Borrower to each Bank resulting from Advances owing to such Bank shall be evidenced by the Note of the Borrower payable to the order of such Bank in substantially the form of Exhibit A.

     Section 2.03.

     (a) Commitment Fees. The Borrower agrees to pay to the Agent for the benefit of each Bank a commitment fee, calculated on the average daily amount by which such Bank's Commitment exceeds the sum of the aggregate outstanding Advances of such Bank plus such Bank's Pro Rata Share of the Letter of Credit Exposure, from the date hereof until the Maturity Date at the rate of 0.375% per annum, payable quarterly in arrears on the last day of each March, June, September and December commencing December, 1998, and ending on the Maturity Date.

     (b) Administrative Agent Fee. The Borrower agrees to pay to the Agent an annual administrative fee in the amount agreed to between the Borrower and the Agent in the Agent Fee Letter.

     (c) Letter of Credit Fees. The Borrower shall pay to the Agent for the account of the Banks a letter of credit fee in connection with each Letter of Credit equal to one and one half of one percent (1.5%) per annum of the amount available for drawing under such Letter of Credit, from the issuance date thereof to the date such Letter of Credit expires or is terminated, such fee to be payable quarterly in arrears on the last date of each March, June, September and December, commencing December, 1998, on the Maturity Date, and in the event any Letters of Credit are to remain outstanding after the Maturity Date, on the date the last such Letter of Credit expires or terminates in accordance with its terms. In addition, the Borrower shall pay to the Agent for the account of the Issuing Bank a issuance fee in connection with each Letter of Credit equal to one quarter of one percent (.25%) per annum of the amount available for drawing under such Letter of Credit, from the issuance date thereof to the date such Letter of Credit expires or is terminated, such fee to be payable quarterly in arrears on the last date of each March, June, September and December, commencing December, 1998, on the Maturity Date, and in the event any Letters of Credit are to remain outstanding after the Maturity Date, on the date the last such Letter of Credit expires or terminates in accordance with its terms.

     Section 2.04. Reduction of the Commitments. The Borrower shall have the right, upon at least three Business Days irrevocable notice to the Agent, to terminate in whole or reduce ratably in part the unused portions of the Commitments, provided that each partial reduction shall be in the aggregate amount of $1,000,000 or an integral multiple thereof. Any such reduction or termination of the Commitments shall be permanent, with no obligation on the part of the Banks to reinstate such Commitments and the commitment fees provided for in Section 2.03(a) shall thereafter be computed on the basis of the Commitments as so reduced.

     Section 2.05. Repayment of Advances. The Borrower shall repay the principal amount of each Advance made by the Bank on the last day of the Interest Period for such Advance. In the event that the Borrower shall not have notified the Bank on or prior to 10:00 a.m. (Dallas, Texas time) on the Business Day immediately preceding the last day of an Interest Period that the Borrower intends to repay all Advances maturing as of the end of such Interest Period other than with proceeds of new Advances hereunder requested pursuant to Section 2.02(a), the Borrower shall be deemed to have requested an Advance comprised of Base Rate Advances in an amount equal to the aggregate amount of all Advances maturing on the last day of such Interest Period.

     Section 2.06. Interest. The Borrower shall pay interest on the unpaid principal amount of each Advance from the date of such Advance until such principal amount shall be paid in full, at the following rates per annum:

     (a) Base Rate Advances. If such Advance is a Base Rate Advance, a rate per annum equal at all times to the lesser of (i) the Adjusted Base Rate in effect from time-to-time and (ii) the Maximum Rate, payable in arrears on the last Business Day of each calendar quarter and on the date such Base Rate Advance shall be paid in full, provided that any amount of principal which is not paid when due (whether at stated maturity, by acceleration or otherwise) shall bear interest, from the date on which such amount is due until such amount is paid in full, payable on demand, at a rate per annum equal at all times to the lesser of (i) the Adjusted Base Rate in effect from time-to-time plus 2% and
(ii) the Maximum Rate.

     (b) Eurodollar Rate Advances. If such Advance is a Eurodollar Rate Advance, a rate per annum equal at all times during the Interest Period for such Advance to the lesser of (i) the Eurodollar Rate for such Interest Period plus 1.5% per annum and (ii) the Maximum Rate, payable on the last day of such Interest Period, and in the case of six month Interest Periods, on the day three months following the first day of any such Interest Period; provided that any amount of principal which is not paid when due (whether at stated maturity, by acceleration or otherwise) shall bear interest, from the date on which such amount is due until such amount is paid in full, payable on demand, at a rate per annum equal at all times to the lesser of (i) the greater of (A) the Adjusted Base Rate in effect from time to time plus 2% and (B) the rate required to be paid on such Advance immediately prior to the date on which such amount became due plus 2% and (ii) the Maximum Rate.

     (c) Usury Recapture. In the event the rate of interest chargeable under this Agreement or the Notes at any time is greater than the Maximum Rate, the unpaid principal amount of the Notes shall bear interest at the Maximum Rate until the total amount of interest paid or accrued on the Notes equals the amount of interest which would have been paid or accrued on the Notes if the stated rates of interest set forth in this Agreement had at all times been in effect. In the event, upon payment in full of the Notes, the total amount of interest paid or accrued under the terms of this Agreement and the Notes is less than the total amount of interest which would have been paid or accrued if the rates of interest set forth in this Agreement had, at all times, been in effect, then the Borrower shall, to the extent permitted by applicable law, within 10 days of demand from the Agent, pay to the Agent for the account of the Banks an amount equal to the difference between (i) the lesser of (A) the amount of interest which would have been charged on the Notes if the Maximum Rate had, at all times, been in effect and (B) the amount of interest which would have accrued on the Notes if the rates of interest set forth in this Agreement had at all times been in effect and (ii) the amount of interest actually paid or accrued under this Agreement on the Notes. In the event the Banks ever receive, collect or apply as interest any sum in excess of the Maximum Rate, such excess amount shall, to the extent permitted by law, be applied to the reduction of the principal balance of the Notes, and if no such principal is then outstanding, such excess or part thereof remaining shall be paid to the Borrower.

     (d) Other Amounts Overdue. If any amount payable under this Agreement other than the Advances is not paid when due and payable, including without limitation, accrued interest and fees, then such overdue amount shall accrue interest hereon due and payable on demand at a rate per annum equal to the Adjusted Base Rate plus two percent (2%), from the date such amount became due until the date such amount is paid in full.

     Section 2.07.  Prepayments

     (a) Right to Prepay. The Borrower shall have no right to prepay any principal amount of any Advances except as provided in this Section 2.07.

     (b) Optional. The Borrower may elect to prepay Advances, upon at least three Business Days' or, in case of Base Rate Advances, one Business Day's notice to the Agent stating the proposed date and aggregate principal amount of such prepayment, and if any such notice is given, the Borrower shall prepay such Advances in whole or ratably in part in an aggregate principal amount equal to the amount specified in such notice, together with accrued interest to the date of such prepayment on the principal amount prepaid and amounts, if any, required to be paid pursuant to Section 2.08 as a result of such prepayment being made on such date; provided, however, that each partial prepayment shall be in an aggregate principal amount not less than $1,000,000.

     (c) Mandatory. If at any time the Agent shall notify the Borrower that a Collateral Deficiency exists, then within three Business Days of its receipt of such notice, the Borrower shall at its option do one of the following:

          (i) prepay Advances, together with accrued interest on the principal amount prepaid to the date of such prepayment and amounts, if any, required to be paid pursuant to Section 2.08 as a result of such prepayment being made on such date, and, if necessary after all Advances have been prepaid, cash collateralize the Letter of Credit Exposure, so that immediately following such prepayment or cash collateralization, no Collateral Deficiency exists, or

          (ii) provide the Agent with an Acceptable Security Interest in Additional Security so that no Collateral Deficiency exists (it being expressly agreed that prior to the pledge of any Additional Security other than NL Shares, the Borrower shall pledge to the Agent all NL Shares owned by the Borrower).

     (d)  Ratable Payments.  Each payment of any Advance pursuant to this
Section 2.07 or any other provision of this Agreement shall be made in a manner such that all Advances comprising part of the same Borrowing are paid in whole or ratably in part.

     (e) Notice and Effect of Notice. The Borrower will give notice to the Agent at or before the time of each prepayment of Advances pursuant to this
Section 2.07 specifying the Advances which are to be prepaid and the amount of such prepayment to be applied to such Advances. All notices given pursuant to this Section 2.07 shall be irrevocable and binding upon the Borrower.

     Section 2.08. Breakage Costs. If (a) any payment of principal of any Eurodollar Rate Advance is made other than on the last day of the Interest Period for such Advance as a result of any payment pursuant to Section 2.07 or the acceleration of the maturity of the Notes pursuant to Article VI or otherwise; (b) any Conversion of a Eurodollar Rate Advance is made other than on the last day of the Interest Period for such Advance pursuant to Section 2.12 or otherwise; or (c) the Borrower fails to make a principal or interest payment with respect to any Eurodollar Rate Advance on the date such payment is due and payable, the Borrower shall, within 10 days of any written demand sent by any Bank to the Borrower through the Agent, pay to the Agent for the account of such Bank any amounts (without duplication of any other amounts payable in respect of breakage costs) required to compensate such Bank for any additional losses, out-of-pocket costs or expenses which it may reasonably incur as a result of such payment or nonpayment, including, without limitation, any loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Bank to fund or maintain such Advance. Any Bank claiming such losses or costs or expenses shall deliver to the Borrower a certificate indicating the amount and detailing the calculation thereof and such certificate shall be conclusive and binding for all purposes, absent manifest error.

     Section 2.09.  Increased Costs and Capital

     (a)  Change of Law.  If, after the date of this Agreement, due to either
(i) the introduction of or any change (other than any change by way of imposition or increase of reserve requirements included in the Eurodollar Rate Reserve Percentage) in or in the interpretation of any law or regulation or (ii) the compliance with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), there shall be any increase in the cost to any Bank of agreeing to make or making, funding or maintaining Eurodollar Rate Advances, then the Borrower shall from time to time, within 10 days of demand by such Bank, immediately pay to the Agent for the account of such Bank such additional amounts sufficient to compensate such Bank for such increased cost; provided however, that before making any such demand, each Bank agrees to use commercially reasonable efforts (consistent with its internal policy and subject to legal and regulatory restrictions) to designate a different Applicable Lending Office if the making of such a designation would avoid the need for, or reduce the amount of, such increased cost and would not, in the reasonable judgment of such Bank, be otherwise economically disadvantageous to such Bank. Any Bank claiming such increased costs shall deliver to the Borrower a certificate (a) indicating the amount of such increased cost and detailing the calculation of such cost, (b) stating that such Bank is generally charging such amounts to other customers similarly situated with the Borrower, and (c) stating that all costs are being charged within 90 days of the date such Bank learned of such costs, and such certificate to be conclusive and binding for all purposes, absent manifest error.

     (b) Capital Adequacy. If any Bank or the Issuing Bank determines in good faith that compliance with any generally applicable law or regulation or any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law) implemented or effective after the date of this Agreement increases or would increase the amount of capital required or expected to be maintained by such Bank or the Issuing Bank or any corporation controlling such Bank or the Issuing Bank and that the amount of such capital is increased by or based upon the existence of such Bank's or the Issuing Bank's commitment to lend hereunder and other commitments of this type, then, upon demand by such Bank or the Issuing Bank, the Borrower shall, within 10 days of demand by the Agent, pay to the Agent for the account of such Bank or the Issuing Bank, as applicable, from time to time as specified by such Bank or the Issuing Bank in a notice to the Borrower and the Agent, additional amounts (without duplication of any other amounts payable in respect of increased costs) sufficient to compensate such Bank or the Issuing Bank in light of such circumstances, to the extent that such Bank or the Issuing Bank reasonably determines such increase in capital to be allocable to the existence of such Bank's or the Issuing Bank's commitment to lend hereunder. A certificate shall be submitted to the Borrower by such Bank or the Issuing Bank (a) indicating the amount of such capital adequacy costs and detailing the calculation of such costs, (b) stating that such Bank or the Issuing Bank is generally charging such amounts to other customers similarly situated with the Borrower, and (c) that all such costs are being charged within 90 days of the date such Bank or the Issuing Bank learned of such costs, such certificate to be conclusive and binding for all purposes, absent manifest error.

     (c) Letters of Credit. If after the date of this Agreement any change in any law or regulation or in the interpretation thereof by any court or administrative or Governmental Authority charged with the administration thereof shall either (i) impose, modify, or deem applicable any reserve, special deposit, or similar requirement against letters of credit issued by, or assets held by, or deposits in or for the account of, the Issuing Bank or any Bank or
(ii) impose on the Issuing Bank or any Bank any other condition regarding the provisions of this Agreement relating to the Letters of Credit or any Letter of Credit Exposure, and the result of any event referred to in the preceding clause (i) or (ii) shall be to increase the cost to the Issuing Bank of issuing or maintaining any Letter of Credit, or increase the cost to such Bank of its risk participation in any Letter of Credit (which increase in cost shall be determined by the Issuing Bank's or such Bank's reasonable allocation of the aggregate of such cost increases resulting from such event), then, within 10 days of demand by the Issuing Bank or such Bank to the Borrower (with a copy sent to the Agent), as the case may be, the Borrower shall pay to the Agent (for the account of the Issuing Bank or such Bank), from time to time as specified by the Issuing Bank or such Bank, additional amounts which shall be sufficient to compensate such Issuing Bank or such Bank for such increased cost. The Issuing Bank and each Bank agrees to use commercially reasonable efforts (consistent with internal policy and legal and regulatory restrictions) to designate a different Applicable Lending Office for the booking of its Letters of Credit or risk participations if the making of such designation would avoid the effect of this paragraph and would not, in the reasonable judgment of the Issuing Bank or such Bank, be otherwise disadvantageous to the Issuing Bank or such Bank, as the case may be. A certificate shall be submitted by the Issuing Bank or such Bank to the Borrower as to such increased cost incurred by the Issuing Bank or such Bank, as the case may be, as a result of any event mentioned in clause (i) or
(ii) above, (a) detailing the calculation of such increased costs, (b) stating that the Issuing Bank or such Bank, as applicable, is generally charging such amounts to other customers similarly situated with the Borrower, and (c) stating that all such costs are being charged within 90 days of the date the Issuing Bank or such Bank learned of such costs, and such certificate shall be conclusive and binding for all purposes, absent manifest error.

     Section 2.10.  Payments and Computations.

     (a) Payment Procedures. The Borrower shall make each payment hereunder and under the Notes not later than 12:00 noon (Dallas, Texas time) on the day when due in Dollars to the Agent at the location in the United States referred to in the Notes (or such other location as the Agent shall designate in writing to the Borrower) in same day funds. The Agent will promptly (and in any event on the same Business Day of receipt) thereafter cause to be distributed like funds relating to the payment of principal, interest or fees ratably (other than amounts payable solely to the Agent, the Issuing Bank, or a specific Bank pursuant to Section 2.02(d), 2.03(b), 2.03(c), 2.06(c), 2.08, 2.09, 2.11, 2.12,
2.13, 8.05, or 9.04, but after taking into account payments effected in connection with any Base Rate Advances which are considered part of a Borrowing of Eurodollar Rate Advances pursuant to Section 2.02(c)(iv) or Section 2.12) to the Banks in accordance with each Bank's Pro Rata Share for the account of their respective Applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Bank or the Issuing Bank to such Bank or the Issuing Bank for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement.

     (b) Computations. All computations of interest based on the Base Rate shall be made by the Agent on the basis of a year of 365 or 366 days, as the case may be, and all computations of interest based on the Eurodollar Rate, the Federal Funds Rate and of fees shall be made by the Agent, on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or fees are payable. Each determination by the Agent of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.

     (c) Non-Business Day Payments. Whenever any payment hereunder or under the Note shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or fees, as the case may be; provided, however, that if such extension would cause payment of interest on or principal of Eurodollar Rate Advances to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

     Section 2.11.  Taxes

     (a) No Deduction for Certain Taxes. Any and all payments by the Borrower hereunder or under the Notes shall be made, in accordance with Section 2.10, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Bank, the Issuing Bank and the Agent, taxes imposed on its income, and franchise taxes imposed on it, by the jurisdiction under the laws of which such Bank, the Issuing Bank or the Agent (as the case may be) is organized or any political subdivision thereof (all such nonexcluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as "Taxes") and, in the case of each Bank, the Issuing Bank and the Agent, Taxes by the jurisdiction of such Bank's or the Issuing Banks Applicable Lending Office or any political subdivision thereof. If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable to the Bank, the Issuing Bank or the Agent, (i) the sum payable shall be increased as may be necessary so that, after making all required deductions (including deductions applicable to additional sums payable under this Section 2.11), such Bank, the Issuing Bank or the Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made; (ii) the Borrower shall make such deductions; and (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

     (b) Other Taxes. Subject to subsection (a) above, the Borrower agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or under the Notes or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or the Notes (hereinafter referred to as "Other Taxes").

     (c) Indemnification. The Borrower will indemnify each Bank, the Issuing Bank, and the Agent for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section 2.11) paid by such Bank, the Issuing Bank, or the Agent (as the case may be) and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. Each payment required to be made by the Borrower in respect of this indemnification shall be made to the Agent for the benefit of any party claiming such indemnification within 30 days from the date the Borrower receives written demand therefor from the Agent
on behalf of itself as Agent, the Issuing Bank, or any such Bank.   If any Bank,
the Agent, or the Issuing Bank receives a refund in respect of any taxes paid by the Borrower under this paragraph (c), such Bank, the Agent, or the Issuing Bank, as the case may be, shall promptly pay to the Borrower the Borrower's share of such refund. Each Bank agrees to give the Borrower and the Agent notice as promptly as practicable following such Bank's knowledge that any event may give rise to an indemnification obligation payable by the Borrower hereunder.

     (d) Evidence of Tax Payments. The Borrower will pay when due all Taxes payable in respect of any payment hereunder or under any Note. Within 30 days after the date of any payment of Taxes, the Borrower will furnish to the Agent the original or a certified copy of a receipt evidencing payment thereof.

     (e) Foreign Bank Withholding Exemption. Each Bank and the Issuing Bank that is not incorporated under the laws of the United States of America or a state thereof agrees that it will deliver to the Borrower and the Agent on the date of this Agreement or upon the effectiveness of any Assignment and Acceptance (i) two duly completed copies of United States Internal Revenue Service Form 1001 or 4224 or successor applicable form, as the case may be, certifying in each case that such Bank is entitled to receive payments under this Agreement and the Notes payable to it, without deduction or withholding of any United States federal income taxes, (ii) if applicable, an Internal Revenue Service Form W-8 or W-9 or successor applicable form, as the case may be, to establish an exemption from United States backup withholding tax, and (iii) any other governmental forms which are necessary or required under an applicable tax treaty or otherwise by law to reduce or eliminate any withholding tax, which have been reasonably requested by the Borrower. Each Bank which delivers to the Borrower and the Agent a Form 1001 or 4224 and Form W-8 or W-9 pursuant to the next preceding sentence further undertakes to deliver to the Borrower and the Agent two further copies of Form 1001 or 4224 and Form W-8 or W-9, or successor applicable forms, or other manner of certification, as the case may be, on or before the date that any such form expires or becomes obsolete or after the occurrence of any event requiring a change in the most recent form previously delivered by it to the Borrower and the Agent, and such extensions or renewals thereof as may reasonably be requested by the Borrower and the Agent certifying in the case of a Form 1001 or 4224 that such Bank is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes. If an event (including without limitation any change in treaty, law or regulation) has occurred prior to the date on which any delivery required by the preceding sentence would otherwise be required which renders all such forms inapplicable or which would prevent any Bank from duly completing and delivering any such letter or form with respect to it and such Bank advises the Borrower and the Agent that it is not capable of receiving payments without any deduction or withholding of United States federal income tax, and in the case of a Form W-8 or W-9, establishing an exemption from United States backup withholding tax, such Bank shall not be required to deliver such forms. The Borrower shall withhold tax at the rate and in the manner required by the laws of the United States with respect to payments made to a Bank failing to timely provide the requisite Internal Revenue Service forms.

     (f) Survival of Obligations. Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in this Section 2.11 shall survive the payment in full of principal and interest hereunder and under the Notes for a period equal to the applicable statute of limitations.

     Section 2.12. Illegality. If any Bank shall notify the Agent and the Borrower that the introduction of or any change in or in the interpretation by any Governmental Authority of any law or regulation after the date of this Agreement makes it unlawful, or that any central bank or other Governmental Authority asserts that it is unlawful for such Bank or its Eurodollar Lending Office to perform its obligations under this Agreement to maintain any Eurodollar Rate Advances of such Bank then outstanding hereunder, then, notwithstanding anything herein to the contrary, the Borrower shall, if demanded by such Bank in its notice, no later than 11:00 a.m. (Dallas, Texas time),
(a) if not prohibited by law or regulation to maintain such Eurodollar Rate Advances for the duration of the Interest Period, on the last day of the Interest Period for each outstanding Eurodollar Rate Advance of such Bank or
(b) if prohibited by law or regulation to maintain such Eurodollar Rate Advances for the duration of the Interest Period, on the second Business Day following its receipt of such notice from such Bank, Convert all Eurodollar Rate Advances of such Bank then outstanding to Base Rate Advances, and pay accrued interest on the principal amount Converted to the date of such Conversion and amounts, if any, required to be paid pursuant to Section 2.08 as a result of such Conversion being made on such date. Each Bank agrees to use commercially reasonable efforts (consistent with its internal policies and legal and regulatory restrictions) to designate a different Applicable Lending Office if the making of such designation would avoid the effect of this paragraph and would not, in the reasonable judgment of such Bank, be otherwise disadvantageous to such Bank. In the event of any such Conversion of any Bank's Eurodollar Rate Advances to Base Rate Advances, such Base Rate Advances shall be considered part of the Borrowing that such Eurodollar Rate Advances were a part of for all purposes hereunder, and interest on such Base Rate Advances shall be due and payable at the same time that interest on the Eurodollar Rate Advances comprising the remainder of such Borrowing shall be due and payable.

     Section 2.13.  Letters of Credit.

     (a) Issuance. From time to time from the date of this Agreement until the Maturity Date, at the request of the Borrower, the Issuing Bank shall, on any Business Day and on the terms and conditions hereinafter set forth, issue, increase, decrease, amend, or extend the expiration date of Letters of Credit for the account of the Borrower (for its own benefit or for the benefit of any of its Affiliates). No Letter of Credit will be issued, increased, or extended
(i) if such issuance, increase, or extension would cause the Letter of Credit Exposure to exceed the lesser of (x) $10,000,000 or (y) an amount equal to the Available Amount less the aggregate outstanding Advances on such date or (z) an amount equal to the aggregate Commitments less the aggregate outstanding Advances on such date; (ii) unless such Letter of Credit has an expiration date not later than one year after the date of issuance thereof; (iii) unless such Letter of Credit is in form and substance acceptable to the Issuing Bank in its sole discretion; (iv) unless the Borrower has delivered to the Issuing Bank a completed and executed a letter of credit application in the form of Exhibit F not later than 11:00 A.M. (Dallas time ) at least three Business Days before the proposed date of issuance; and (v) unless such Letter of Credit is governed by the Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 500 ("UCP") or any successor
to the UCP.   Notwithstanding clause (v) of the preceding sentence, the Borrower and the Banks agree that, at the option of the Issuing Bank, on and after January 1, 1999 upon the effectiveness of the international standby practices adopted by the International Chamber of Commerce (the "ICC") to be published by the ICC as ISP98, Publication No. 590 ("ISP"), the Issuing Bank may cause any Letter of Credit issued after such date to be governed by the ISP.

     (b) Participations. On the date of the issuance or increase of any Letter of Credit, the Issuing Bank shall be deemed to have sold to each other Bank and each other Bank shall have been deemed to have purchased from the Issuing Bank a participation in the related Letter of Credit Exposure equal to such Bank's Pro Rata Share at such date and such sale and purchase shall otherwise be in accordance with the terms of this Agreement. The Issuing Bank shall promptly notify each such participant Bank by telex, telephone, or telecopy of each Letter of Credit issued, increased or decreased, and the actual dollar amount of such Bank's participation in such Letter of Credit. Each Bank's obligation to purchase participating interests pursuant to this Section and to reimburse the Issuing Bank for such Bank's Pro Rata Share of any payment under a Letter of Credit not reimbursed in full by the Borrower shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation, (i) any of the circumstances described in paragraphs (d) and (e) below, (ii) the occurrence and continuance of a Default, (iii) an adverse change in the financial condition of the Borrower, or (iv) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing, except for any such circumstance, happening or event constituting or arising from gross negligence or willful misconduct on the part of the Issuing Bank.

     (c) Reimbursement. The Borrower hereby agrees to pay on demand to the Issuing Bank in respect of each Letter of Credit an amount equal to any amount paid by the Issuing Bank under or in respect of such Letter of Credit (which amount shall constitute a "Reimbursement Obligation" owing by the Borrower to the Issuing Bank). The Borrower may request a Borrowing comprised of Base Rate Advances for the purpose of making such reimbursement to the Issuing Bank, such Borrowing to be subject to the terms of Section 2.02 and the conditions precedent set forth in Section 3.02. In the event the Issuing Bank makes a payment pursuant to a request for draw presented under a Letter of Credit and such payment is not promptly reimbursed by the Borrower upon demand, the Issuing Bank shall give notice of such payment to the Agent and the Banks, and each Bank shall promptly reimburse the Issuing Bank for such Bank's Pro Rata Share of such payment. If such reimbursement is not made by any Bank to the Issuing Bank on the same day on which the Issuing Bank shall have made payment on any such draw, such Bank shall pay interest thereon to the Issuing Bank at a rate per annum equal to the Federal Funds Rate.

     (d) Obligations Unconditional. The obligations of the Borrower under this Agreement in respect of each Letter of Credit shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, notwithstanding the following circumstances:

          (i) any lack of validity or enforceability of any Letter of Credit Document or other Credit Document;

          (ii) any amendment or waiver of or any consent to departure from any Letter of Credit Document or other Credit Document;

          (iii) the existence of any claim, set-off, defense or other right which the Borrower or any Bank or any other Person may have at any time against any beneficiary or transferee of such Letter of Credit (or any Persons for whom any such beneficiary or any such transferee may be acting), the Issuing Bank or any other Person or entity, whether in connection with this Agreement, the transactions contemplated in this Agreement or in any Letter of Credit Document or other Credit Document or any unrelated transaction;

          (iv) any statement or any other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect to the extent the Issuing Bank would not be liable therefor pursuant to the following paragraph (e);

          (v) payment by the Issuing Bank under such Letter of Credit against presentation of a draft or certificate which does not comply with the terms of such Letter of Credit, except to the extent such payment constitutes gross negligence or willful misconduct by the Issuing Bank; or

          (vi) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing;

provided, however, that nothing contained in this paragraph (c) shall be deemed to constitute a waiver of any remedies of the Borrower in connection with the Letters of Credit.

     (e) Liability of Issuing Bank. The Borrower assumes all risks of the acts or omissions of any beneficiary or transferee of any Letter of Credit with respect to its use of such Letter of Credit. Neither the Issuing Bank nor any of its officers or directors shall be liable or responsible for:

          (i) the use which may be made of any Letter of Credit or any acts or omissions of any beneficiary or transferee in connection therewith;

          (ii) the validity, sufficiency or genuineness of documents, or of any endorsement thereon, even if such documents should prove to be in any or all respects invalid, insufficient, fraudulent or forged;

          (iii) payment by the Issuing Bank against presentation of documents which do not comply with the terms of a Letter of Credit, including failure of any documents to bear any reference or adequate reference to the relevant Letter of Credit, except to the extent that such payment constitutes gross negligence or willful misconduct by the Issuing Bank; or

          (iv) any other circumstances whatsoever in making or failing to make payment under any Letter of Credit (including the Issuing Bank's own negligence),

except that the Borrower shall have a claim against the Issuing Bank, and the Issuing Bank shall be liable to, and shall promptly pay to, the Borrower, to the extent of any direct, as opposed to consequential, damages suffered by the Borrower which the Borrower proves were caused by (A) the Issuing Bank's willful misconduct or gross negligence in determining whether documents presented under a Letter of Credit comply with the terms of such Letter of Credit or (B) the Issuing Bank's willful failure to make lawful payment under any Letter of Credit after the presentation to it of a draft and certificate strictly complying with the terms and conditions of such Letter of Credit. In furtherance and not in limitation of the foregoing, the Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary.

     Section 2.14.  Security.

     (a) Collateral Pledge. As security for the Obligations and the performance of all other obligations of the Borrower to the Agent, the Issuing Bank, and the Banks pursuant to this Agreement and the other Credit Documents, the Borrower agrees that at all times the Agent, for the ratable benefit of the Banks and the Issuing Bank, shall have an Acceptable Security Interest on all Collateral. In connection therewith, with the consent of the Required Banks, the Borrower may, at any time prior to the Maturity Date when no Default has occurred and is continuing, withdraw or substitute Collateral if (i) the substitute Collateral is margin stock acceptable to the Required Banks and the Issuing Bank and any changes deemed necessary in the sole discretion of the Agent (and approved by the Required Banks and the Issuing Bank) to the Credit Documents are made to reflect such substitution of Collateral, and (ii) the Available Amount is redetermined to give effect to such withdrawal or substitution, and the Aggregate Exposure does not exceed such redetermined Available Amount.

     (b) Collateral After the Maturity Date. Except as otherwise set forth in this Section 2.14(b), if any Letters of Credit are to remain outstanding on or after the Maturity Date, but all other non-contingent obligations of the Borrower hereunder have been paid in full and no Default has occurred and is continuing, the Borrower shall provide cash collateral to the Agent on or before sixty days after the Maturity Date having an aggregate fair market value equal to the sum of (i) the aggregate undrawn face amount of such outstanding Letters of Credit for deposit in the Collateral Account (as defined in the Pledge Agreement) plus (ii) $50,000, and such cash collateral shall secure the Borrower's continuing obligations in respect of such outstanding Letters of Credit subject to the terms of the Pledge Agreement. In the event the Agent receives such cash collateral on or prior to the date required, the Agent shall promptly release the Pledged Shares to the Borrower and any other Collateral subject to the terms of the Pledge Agreement (other than the cash collateral just received by the Agent from the Borrower); provided, however, that such Pledged Shares and the Lien of the Agent on such other Collateral shall not be released, and the Borrower shall not be obligated to provide such cash collateral if, on or before the earlier of the date sixty days after the Maturity Date or the date of the proposed release any Default specified in
Section 6.01(e) shall have occurred and be continuing. In the event that, for whatever reason, the Borrower fails to provide cash collateral as required pursuant to this Section, then notwithstanding anything to the contrary in the Pledge Agreement, the Agent may, at its discretion and in addition to any rights it may have under the Pledge Agreement in respect of any unpaid Obligations then due and payable, sell, transfer, dispose of or otherwise liquidate all or any portion of the Pledged Shares or such other Collateral and hold the proceeds thereof in the Collateral Account as cash collateral to secure the Borrowers contingent obligations in respect of the outstanding Letters of Credit.

     (c) Further Assurances. The Borrower agrees to execute or to cause the execution of such further financing statements, instruments or documents as may be necessary from time to time in the reasonable opinion of the Agent to effect the intent of this Section 2.14.

     Section 2.15.  Compliance with Margin Regulations

     (a) Allocation of Aggregate Exposure. For purposes of complying with Regulations U and X, at any time there are Advances outstanding hereunder which are considered "purpose credit" within the meaning of Regulation U or X, each Banks Advances and its Pro Rata Share of the Letter of Credit Exposure shall be treated as two separate extensions of credit (the "Reg U Credit" and the "Non-Reg U Credit" of such Bank, and collectively the "Reg U Credits" and the "Non-Reg U Credits" of the Banks), as follows:

          (i) the aggregate amount of the Reg U Credit of such Bank shall be an amount equal to the principal portion of such Banks outstanding Advances utilized by the Borrower for the purpose of buying or carrying margin stock, and

          (ii) the aggregate amount of the Non-Reg U Credit of such Bank shall be an amount equal to the sum of (i) such Banks aggregate outstanding Advances minus such Banks Reg U Credit, plus (ii) such Bank's Pro Rata Share of the Letter of Credit Exposure.

     (b) Records. Each Bank will maintain its records to identify the Reg U Credit and the Non-Reg U Credit of such Bank, and, solely for the purposes of complying with Regulation U, the Reg U Credit and Non-Reg U Credits shall be treated as separate extensions of credit.

     (c) Benefits of Collateral. The benefits of the security in Collateral which is margin stock (the "Margin Stock Collateral") created by the Pledge Agreement shall be allocated first to the benefit and security of the payment of the principal and interest on the Reg U Credits of the Banks and of all other amounts payable by the Borrower hereunder in connection with the Reg U Credits (collectively, the "Reg U" Amounts) and second, only after the payment in full of the Reg U Amounts, to the benefit and security of the payment of the principal and interest on the Non-Reg U Credits of the Banks and of all other amounts payable by the Borrower under this Agreement in connection with the Non-Reg U Credits (collectively, the "Non-Reg U Amounts"). The benefits of the security in Collateral other than Margin Stock Collateral created by the Security Documents and the benefits of any security in Collateral other than Margin Stock Collateral created by this Agreement, shall be allocated first to the benefit and security of the payment of the Non-Reg U Amounts and second, only after the payment in full of the Non Reg-U Amounts, to the benefit and security of the payment of the Reg U Amounts.

     (d) Bank Responsibilities. Each Bank shall be responsible for its own compliance with and administration of the provisions of this Section 2.15 and Regulation U, and the Agent shall have no responsibility for any determinations or allocations made or to be made by any Bank as required by such provisions. The Agent shall transmit to the Borrower on behalf of any Bank any requests made by such Bank pursuant to this Section 2.15 and shall transmit from the Borrower to such Bank or the Banks any information provided by the Borrower in response to inquiries made under this Section 2.15 or otherwise required to be delivered by the Borrower to the Banks pursuant to this Section 2.15.

     Section 2.16. Sharing of Payments, Etc. If any Bank shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off or otherwise) on account of its Advances or its Letter of Credit Exposure in excess of its Pro Rata Share of payments on account of the Advances and the Letter of Credit Exposure obtained by all the Banks, such Bank shall notify the Agent and forthwith purchase from the other Banks such participations in the Advances made by them or the Letter of Credit Exposure held by them as shall be necessary to cause such purchasing Bank to share the excess payment ratably in accordance with the requirements of this Agreement with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Bank, such purchase from each Bank shall be rescinded and such Bank shall repay to the purchasing Bank the purchase price to the extent of such Bank's ratable share (according to the proportion of (a) the amount of the participation sold by such Bank to the purchasing Bank as a result of such excess payment to (b) the total amount of such excess payment) of such recovery, together with an amount equal to such Bank's ratable share (according to the proportion of (a) the amount of such Bank's required repayment to the purchasing Bank to (b) the total amount of all such required repayments to the purchasing Bank) of any interest or other amount paid or payable by the purchasing Bank in respect of the total amount so recovered. The Borrower agrees that any Bank so purchasing a participation from another Bank pursuant to this Section 2.16 may, to the fullest extent permitted by law, unless and until rescinded as provided above, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Bank were the direct creditor of the Borrower in the amount of such participation.

     Section 2.17. Procedure to Extend Maturity Date. At any time after the sixty-first (61st) day prior to the Maturity Date, the Borrower may request that the Maturity Date be extended, effective on the then current Maturity Date, to the date which is the 364th day after the then current Maturity Date and the Banks and the Issuing Bank may, at their option, accept or reject such request. To request an extension, the Borrower shall notify the Agent of the Borrower's request to extend the Maturity Date, and the Agent shall promptly notify all of the Banks and the Issuing Bank of such request. Each Bank and the Issuing Bank shall notify the Agent in writing within thirty (30) days after such request, provided, that no Bank or the Issuing Bank shall be required to give notice of consent prior to thirty (30) days prior to the then current Maturity Date (the later of such days shall be referred to as the "Extension Response Date") whether it consents to such extension. If any Bank or the Issuing Bank shall fail to give such notice to the Agent by the Extension Response Date, such Bank or the Issuing Bank, as the case may be, shall be deemed to have rejected the requested extension. If all of the Banks and the Issuing Bank accept such extension by the Extension Response Date, the Maturity Date shall be automatically extended to the date which is the 364th day after the then current Maturity Date, such extension to be effective on the then effective Maturity Date. If the Issuing Bank and Banks holding at least 80% of the aggregate Commitments accept such extension by the Extension Response Date, then, on the date selected by the Borrower and the Agent, provided no Default shall have occurred and be continuing at such time, either (i) the rejecting Banks shall be replaced by Banks acceptable to the Borrower and the Agent or (ii) the Commitments of such rejecting Banks shall be terminated and the outstanding Advances of such Banks prepaid in full, together with all accrued interest thereon and accrued unused commitment fees owing at such time to such Bank and any amounts payable pursuant to Section 2.08 (it being agreed that if any Bank is replaced and is required to assign its outstanding Advances in connection therewith on any date other than the then effective Maturity Date, such replacement and assignment shall be deemed to be a prepayment of the affected Advances for purposes of Section 2.08).

     Section 2.18. Optional Increase of the Aggregate Commitments. At any time prior to the date 90 days prior to the Maturity Date, provided that no Default has occurred and is continuing, the Borrower may request that the aggregate amount of the Commitments be increased to an amount not to exceed $100,000,000. No Bank shall have any obligation to increase its then effective Commitment, any such increase to be in such Bank's sole discretion. In the event the existing Banks do not agree to increase their respective Commitments in an amount sufficient to result in the Borrower's requested increase of the aggregate Commitments, the Borrower may request additional financial institutions to become Banks hereunder with Commitments in an aggregate amount sufficient to result in the increased amount of Commitments requested by the Borrower, not to exceed $100,000,000. Any increase in the aggregate Commitments to an amount not to exceed $75,000,000 shall be effective, without the necessity of any amendment hereof or consent on the part of any Bank, on the date designated by the Borrower and the Agent, as notified to each of the Banks, provided that on such date, (i) the Agent has received an Accession Agreement from each new Bank duly executed by an authorized representative of such new Bank and appropriately completed, and the Borrower has executed a promissory note in favor of such new Bank in the form of Exhibit A and in the principal amount of such Bank's Commitment as set forth in such Accession Agreement, (ii) in the event there are Advances then outstanding, the Borrower has requested a ratable Borrowing on such date from all of the Banks (including any new Banks) in accordance with the increased Commitments and the proceeds thereof shall be used to prepay the Advances outstanding on such date (and the Borrower shall pay any costs arising pursuant to Section 2.08 in connection therewith), and (iii) no Default shall have occurred and be continuing. In the case of any requested increase in the aggregate Commitments to an amount in excess of $75,000,000 (but in any event not to exceed $100,000,000), such increase shall be effective on the date designated by the Borrower and the Agent, as notified to each of the Banks, provided that on such date, (i) each existing Bank shall have consented in writing to such increased aggregate Commitments (or, to the extent any Bank has refused to consent to such an increase, such Bank has been replaced by an Eligible Assignee in accordance with the terms of Section 8.05), (ii) the Agent has received an Accession Agreement from each new Bank duly executed by an authorized representative of such new Bank and appropriately completed, and the Borrower has executed a promissory note in favor of such new Bank in the form of Exhibit A and in the principal amount of such Bank's Commitment as set forth in such Accession Agreement, (iii) in the event there are Advances then outstanding, the Borrower has requested a ratable Borrowing on such date from all of the Banks (including any new Banks) in accordance with the increased Commitments and the proceeds thereof shall be used to prepay the Advances outstanding on such date (and the Borrower shall pay any costs arising pursuant to Section 2.08 in connection therewith), and (iv) no Default shall have occurred and be continuing. Each Bank agrees that (x) in the event such Bank refuses to give its consent to any increase in the aggregate Commitments to an amount between $75,000,000 and $100,000,000, then the Borrower shall have the right to replace such Bank with an Eligible Assignee, and (y) upon the effectiveness of any increase in the aggregate Commitments hereunder at a time when any Letters of Credit are outstanding, each Bank's Pro Rata Share of the aggregate Letter of Credit Exposure shall thereupon be calculated on the basis of the increased aggregate Commitments.



                           ARTICLE III

                       CONDITIONS PRECEDENT

     Section 3.01. Conditions Precedent to Effectiveness of this Agreement. This Agreement shall become effective only when the following conditions precedent have been satisfied or waived:

     (a) Documentation. The Agent shall have received the following, each dated on or before such day, duly executed by all the parties thereto, in form and substance satisfactory to the Agent:

          (i) this Agreement, the Pledge Agreement, a Federal Reserve Form U-1, and a Note payable to the order of each Bank in the amount of such Bank's original Commitment;

          (ii) certificates from the appropriate Governmental Authority certifying as to the good standing, existence and authority of the Borrower in all jurisdictions where the Borrower is organized and does business where the failure to so qualify could reasonably be expected to cause a Material Adverse Change;

          (iii) certificates from a Responsible Officer of the Borrower stating that (A) all representations and warranties of the Borrower set forth in this Agreement are true and correct in all material respects; (B) no Default has occurred and is continuing; and (C) all conditions in this
     Section 3.01 have been met;

          (iv) copies, certified as of the date of this Agreement by a Responsible Officer of the Borrower of (A) the resolutions of the Board of Directors of the Borrower approving this Agreement, the Notes, the Pledge Agreement and the other Credit Documents, (B) the certificate of incorporation and bylaws of the Borrower, and (C) all other documents evidencing other necessary corporate action and governmental approvals, if any, with respect to this Agreement, the Notes, the Pledge Agreement and the other Credit Documents.

          (v) certificates of a Responsible Officer of the Borrower certifying the names and true signatures of officers of the Borrower authorized to sign this Agreement, the Notes, the Pledge Agreement, and the other Credit Documents;

          (vi) a favorable opinion of Locke Purnell Rain Harrell (A Professional Corporation), counsel for the Borrower, substantially in the form of the attached Exhibit D;

          (vii) all certificates evidencing the initial Pledged Shares (to include not less than 29,974,610 NL Shares) and related undated stock powers in favor of the Agent, duly executed on behalf of the Borrower; and

          (viii) such other documents, governmental certificates, agreements, and lien searches as the Agent may reasonably request.

     (b) Cancellation of Existing Reg U Facility. The Credit Agreement dated as of May 19, 1998, as amended, between the Borrower and Societe Generale has been cancelled, and Societe Generale has no further obligation to make advances to the Borrower thereunder, and all amounts owing by the Borrower to Societe Generale in connection therewith have been paid in full.

     Section 3.02. Conditions Precedent to Each Credit Event. The obligation of the Banks to make the Advances and the Issuing Bank to issue, amend or extend a Letter of Credit is subject to the condition precedent that on the date of each such Credit Event the following statements shall be true (and the Borrower shall be deemed to have affirmed the truth thereof as of the date of such Credit Event):

          (i) The representations and warranties contained in Article IV (other than Section 4.01(m) with respect to any Credit Event other than the initial Credit Event) are correct in all material respects on and as of the date of such Credit Event, before and after giving effect to such Credit Event and to the application of the proceeds thereof, as though made on and as of such date, and

          (ii) No Event of Default has occurred and is continuing, or would result from such Credit Event or from the application of the proceeds thereof.


                           ARTICLE IV

                  REPRESENTATIONS AND WARRANTIES

     Section 4.01. Representations and Warranties of the Borrower. The Borrower represents and warrants to the Agent and the Banks as follows:

     (a) Corporate Existence. The Borrower is a corporation validly existing and in good standing under the laws of the State of Delaware and in good standing and qualified to do business in each jurisdiction where its ownership or lease of property or conduct of its business requires such qualification, except where a failure to be qualified could not reasonably be expected to cause a Material Adverse Change.

     (b) Corporate Power. The execution, delivery and performance by the Borrower of this Agreement, the Notes, the Pledge Agreement and the other Credit Documents, and the consummation of the transactions contemplated hereby and thereby are within the Borrower's corporate powers, have been duly authorized by all necessary corporate action, do not contravene (i) the Borrower's certificate of incorporation or bylaws or (ii) any law or any material contractual restriction binding on or affecting the Borrower and will not result in or require the creation or imposition of any Lien prohibited by this Agreement. At the time of each Borrowing hereunder, such Borrowing and the use of the proceeds of such Borrowing will be within the Borrower's corporate powers, will have been duly authorized by all necessary corporate action, will not contravene (i) the Borrower's certificate of incorporation or bylaws or (ii) any law or any material contractual restriction binding on or affecting the Borrower and will not result in or require the creation or imposition of any Lien prohibited by this Agreement.

     (c) Authorization and Approvals. No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority is required for the due execution, delivery and performance by the Borrower of this Agreement, the Notes, the Pledge Agreement or the other Credit Documents or the consummation of the transactions contemplated thereby. At the time of each Borrowing hereunder, no authorization or approval or other action by, and no notice to or filing with, any Governmental Authority will be required for such Borrowing or the use of the proceeds of such Borrowing.

     (d) Enforceable Obligations. This Agreement, the Notes, and the other Credit Documents have been duly executed and delivered by the Borrower. This Agreement, the Notes, the Pledge Agreement, and the other Credit Documents are legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with their respective terms, except as such enforceability may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium or similar law affecting creditors' rights generally.

     (e) Financial Statements. The audited Consolidated and unaudited consolidating balance sheets of the Borrower and its Subsidiaries as at December 31, 1997, and the related audited Consolidated and unaudited consolidating statements of income, changes in stockholders' equity and cash flows of the Borrower and its Subsidiaries for the fiscal year then ended, copies of which have been furnished to the Agent, fairly present, subject to the assumptions set forth therein, the Consolidated and consolidating financial condition of the Borrower and its Subsidiaries at such date and the Consolidated and consolidating results of the operations of the Borrower and its Subsidiaries for the period ended on such date, and such Consolidated balance sheets and Consolidated statements of income, changes in stockholders' equity and cash flows were prepared in accordance with GAAP.

     (f)  Litigation.  Except as set forth in the Financial Statements or on
Schedule 4.01(f) attached hereto, or as otherwise disclosed in writing by the Borrower to the Agent, to the knowledge of the executive officers of the Borrower, there is no pending or threatened action or proceeding affecting the Borrower before any court, Governmental Authority or arbitrator, which could reasonably be expected to cause a Material Adverse Change or which purports to affect the legality, validity, binding effect or enforceability of this Agreement, the Notes, the Pledge Agreement or any other Credit Document. Additionally, to the knowledge of the executive officers of the Borrower, there is no pending or threatened action or proceeding instituted against the Borrower as bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or for any substantial part of its property.

     (g) Use of Proceeds. The proceeds of Borrowings will be used for general corporate purposes and to purchase margin stock; provided, however, that no proceeds of any Borrowing will be used to purchase or carry any margin stock (as defined in Regulations U and X) in violation of Regulations U and X. The Borrower shall request Letters of Credit solely to support contingent obligations of the Borrower (other than obligations in respect of borrowed money) and, in the case of Letters of Credit issued for the joint and several account of the Borrower and a Subsidiary or Affiliate of the Borrower, to support contingent obligations of such Subsidiary or Affiliate (other than obligations in respect of borrowed money).

     (h) Investment Company Act. The Borrower is not an "investment company" or a company "controlled" by an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

     (i) Taxes. Except as set forth in the SEC Filings with respect to matters being contested in good faith by appropriate proceedings, and for which reserves, if required by GAAP, are being maintained, all material federal, state, local and foreign tax returns, reports and statements required to be filed by the Borrower have been filed with the appropriate Governmental Authorities in all jurisdictions in which such returns, reports and statements are required to be filed, unless the failure to file could not reasonably be expected to cause a Material Adverse Change, and all taxes (which are material in amount) and other impositions due and payable have been timely paid prior to the date on which any fine, penalty, interest, late charge, or loss may be added thereto for non-payment thereof, unless the failure to pay when due and payable could not reasonably be expected to cause a Material Adverse Change.

     (j) Pension Plans. No Termination Event has occurred with respect to any Plan, and each Plan has complied with and been administered in all material respects in accordance with applicable provisions of ERISA and the Code. No "accumulated funding deficiency" (as defined in Section 302 of ERISA) has occurred and there has been no excise tax imposed under Section 4971 of the Code. To the knowledge of any Responsible Officer of the Borrower, no Reportable Event has occurred with respect to any Multiemployer Plan, and each Multiemployer Plan has complied with and been administered in all material respects with applicable provisions of ERISA and the Code. The present value of all benefits vested under each Plan (based on the assumptions used to fund such Plan) did not, as of the last annual valuation date applicable thereto, exceed the value of the assets of such Plan allocable to such vested benefits in any amount that would reasonably be expected to cause a Material Adverse Change. The Borrower has not had a complete or partial withdrawal from any Multiemployer Plan for which there is any material withdrawal liability. As of the most recent valuation date applicable thereto, the Borrower has not received notice that any Multiemployer Plan is insolvent or in reorganization. Based upon GAAP existing as of the date of this Agreement and current factual circumstances, the Responsible Officers of the Borrower have no reason to believe that the annual cost during the term of this Agreement to the Borrower for post-retirement benefits to be provided to the current and former employees of the Borrower under welfare benefit plans (as defined in Section 3(1) of ERISA) could, in the aggregate, reasonably be expected to cause a Material Adverse Change.

     (k) Environmental Condition. Except as described in the Borrower's annual report on Form 10-K for the year ended December 31, 1997 (the "Valhi Form 10-K") or as set forth on Schedule 4.01(k) attached hereto, the Borrower (i) has been and is in compliance with the material requirements of applicable Environmental Laws of which the failure to comply would reasonably be expected to cause a Material Adverse Change; (ii) has not received notice of any violation or alleged violation of any Environmental Law the violation of which would reasonably be expected to cause a Material Adverse Change; and (iii) is not subject to any actual or contingent Environmental Claim, which Environmental Claim would reasonably be expected to cause a Material Adverse Change.

     (l) True and Complete Disclosure. The Valhi Form 10-K most recently filed with the SEC and the Borrower's quarterly report on Form 10-Q most recently filed with the SEC, copies of which have been furnished by the Borrower to the Agent, did not, as of the respective dates such Form 10-K and Form 10-Q were filed with the SEC, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading and (b) from the date of filing of the Valhi Form 10-K or any subsequent Form 10-Q no event or condition exists or has occurred which has required or would require the Borrower to file a current report on Form 8-K pursuant to the Exchange Act except for any such event or condition which has been disclosed in writing to the Banks by delivery to the Bank of a Form 8-K.

     (m) Beneficial Ownership of NL Shares. As of the date of this Agreement, the Borrower beneficially owns such amount of NL Shares as is set forth in
Schedule 4.01(m) attached hereto.

     (n)  Year 2000 Compliance.

          (i) Except to the extent that a failure to do so could not reasonably be expected to cause a Material Adverse Change, the Borrower (i) has begun analyzing the operations of the Borrower and NL Industries that could be adversely affected by failure to become Year 2000 compliant (that is, that computer applications, imbedded microchips, and other systems will be able to perform date-sensitive functions prior to and after December 31, 1999) and (ii) is developing a plan for becoming Year 2000 compliant in a timely manner. The Borrower reasonably believes that the Borrower and NL Industries will become Year 2000 compliant on a timely basis except to the extent that a failure to do so could not reasonably be expected to cause a Material Adverse Change.

          (ii) The Borrower will promptly notify the Agent in the event the Borrower determines that any computer application which is material to the operations of the Borrower or NL Industries or any of their respective material vendors or suppliers will not be fully Year 2000 compliant on a timely basis, except to the extent that such failure could not reasonably be expected to cause a Material Adverse Change.


                            ARTICLE V

                    COVENANTS OF THE BORROWER

     Section 5.01. Affirmative Covenants. So long as the Notes or any amount under any Credit Document shall remain unpaid or any Bank shall have any Commitment hereunder or any Letter of Credit shall remain outstanding, the Borrower shall:

     (a) Compliance with Laws, Etc.. Comply in all material respects with all Legal Requirements, except where any failure to comply could not reasonably be expected to cause a Material Adverse Change. Without limiting the generality and coverage of the foregoing, the Borrower shall comply in all material respects with all Environmental Laws, and all laws, regulations, or directives with respect to equal employment opportunity and employee safety in all jurisdictions in which the Borrower does business, except where any failure to comply could not reasonably be expected to cause a Material Adverse Change; provided, however, that this Section 5.01(a) shall not prevent the Borrower, in good faith and with reasonable diligence from contesting the validity or application of any such laws or regulations by appropriate legal proceedings.

     (b) Maintenance of Insurance. Maintain insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as are usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which the Borrower operates, except where failure to maintain any such insurance could not reasonably be expected to cause a Material Adverse Change; provided that the Borrower may self-insure to the extent and in the manner normal for similarly situated companies of like size, type and financial condition that are part of a group of companies under common control.

     (c) Preservation of Corporate Existence, Etc. Preserve and maintain its corporate existence, rights, franchises and privileges in the jurisdiction of its incorporation, and qualify and remain qualified, as a foreign corporation in each jurisdiction in which qualification is necessary or desirable in view of its business and operations or the ownership of its properties except where failure to so preserve and maintain or so qualify could not reasonably be expected to cause a Material Adverse Change.

     (d) Payment of Taxes, Etc. Pay and discharge, before the same shall become delinquent, (i) all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or Property that are material in amount, prior to the date on which penalties attach thereto, and (ii) all lawful claims that are material in amount which, if unpaid, might by law become a Lien upon its property except where any failure to pay and discharge could not reasonably be expected to cause a Material Adverse Change; provided, however, that the Borrower shall not be required to pay or discharge any such tax, assessment, charge, levy, or claim which is not yet due or is being contested in good faith and by appropriate proceedings, and with respect to which reserves in conformity with GAAP have been provided.

     (e) Inspection. From time-to-time upon reasonable notice or after an Event of Default has occurred, permit any Persons designated by the Agent to visit, audit, and inspect any of the properties of the Borrower, including its financial and accounting records, and to make copies and take extracts therefrom, and to discuss its affairs, finances, and accounts with its officers and independent public accountants with respect to any matters concerning or relating to this Agreement or the transactions contemplated herein, all upon reasonable notice during normal business hours and as often as may be reasonably requested while such Default exists. All reasonable costs and expenses incurred by the Agent in connection therewith shall be borne by the Borrower.

     Section 5.02. Negative Covenants. So long as any Note or any amount under any Credit Documents shall remain unpaid or the Banks shall have any Commitments hereunder or any Letter of Credit shall remain outstanding, the Borrower will not:

     (a) Debt. Incur, create, assume, suffer to exist or in any manner become or be liable in respect of any Debt except:

          (i) Debt described on Schedule 5.02(a), including, without limitation, all renewals, extensions, rearrangements or refinancings of any such Debt on terms and for amounts substantially similar to the terms and amounts existing as of the date of this Agreement;

          (ii) Debt of the Borrower under this Agreement and the other Credit Documents;

          (iii)     Permitted Subordinated Debt; and

          (iv) Debt of the Borrower to any Person which is not for borrowed money and which does not exceed $5,000,000 in the aggregate outstanding at any time (excluding Debt described on Schedule 5.02(a) and Debt under the Credit Documents).

     (b) Merger or Consolidation. Merge or consolidate with or into any other Person, or permit NL Industries to merge or consolidate with or into any other Person; provided, however, that if, but only if, there shall not exist or result in a Default, the Borrower or NL Industries may merge with any other Person if
(i) the Borrower or NL Industries, as the case may be, is the surviving corporation of such merger or consolidation and (ii) the assets of the Person merging with or into the Borrower or NL Industries, as the case may be, exceed the liabilities of such Person.

     (c) Sale of NL Shares. Sell, lease or otherwise transfer any NL Shares if after giving effect thereto the Borrower shall not retain a Control Percentage with respect to NL Industries.

     (d) Changes in Accounting. Change its method of accounting (other than immaterial changes in methods, changes permitted by GAAP in which its auditors concur, and changes required by a change in GAAP or required by the SEC accounting staff).

     (e) Change of NL Industries Certificate of Incorporation or Bylaws. Change or amend, or permit any change or amendment of the certificate of incorporation or bylaws of NL Industries or any of its Subsidiaries that decreases the Control Percentage with respect to NL Industries below 51%.

     (f) Certificate of Incorporation. Take any action, with respect to its beneficial ownership of the NL Shares to amend the provisions of Article IV, Section A of NL's Certificate of Incorporation.

     (g) Transactions with Affiliates. Make, directly or indirectly: (a) any transfer, sale, lease, assignment or other disposal of any assets to any Affiliate of the Borrower or any purchase or acquisition of assets from any such Affiliate; or (b) any arrangement or other transaction directly or indirectly with or for the benefit of any such Affiliate (including without limitation, guaranties and assumptions of obligations of any Affiliate), provided that (i) the Borrower may enter into any such arrangement or transaction with an Affiliate if such arrangement or transaction is on terms substantially similar to terms which the Borrower would obtain in a comparable arm's length arrangement or transaction with a Person not an Affiliate, and (ii) the Borrower may guaranty or otherwise assume obligations of an Affiliate to the extent permitted under Section 5.02 (a) hereof.

     (h) Restricted Payments. Make any Restricted Payment, except that provided no Default has occurred and is continuing or would result therefrom, the Borrower may (i) pay a quarterly cash dividend of up to, but not exceeding, $.05 per share on its common stock and (ii) make Restricted Payments other than as described in clause (i) above in an aggregate amount not to exceed $20,000,000 on and after the date of this Agreement.

Notwithstanding the foregoing provisions of this Section 5.02, in the event all Commitments hereunder have terminated and all Obligations have been paid in full, other than contingent obligations owing in connection with outstanding Letters of Credit which have been cash collateralized in accordance with Section 2.14(b), then in such event the provisions of this Section 5.02 shall be deemed to have no further force and effect and the Borrower shall have no further restrictions in connection with the matters described therein.

     Section 5.03. Reporting Requirements. So long as the Notes or any other amount under any Credit Document shall remain unpaid or any Bank shall have any Commitment hereunder or any Letter of Credit shall remain outstanding, the Borrower shall furnish to the Agent and each Bank:

     (a) as soon as possible and in any event within five days after the occurrence of each Default known to the Responsible Officers of the Borrower which is continuing on the date of such statement, a statement of a Responsible Officer of the Borrower setting forth the details of such Default and the actions which the Borrower has taken and proposes to take with respect thereto;

     (b) as soon as available and in any event not later than 45 days after the end of each of the first three quarters of each fiscal year of the Borrower, the Consolidated and consolidating balance sheets of the Borrower and its Subsidiaries as of the end of such quarter and the Consolidated and consolidating statements of income and retained earnings and cash flows of the Borrower and its Subsidiaries for the period commencing at the end of the previous year and ending with the end of such quarter, all in reasonable detail and duly certified with respect to such Consolidated statements (subject to year-end audit adjustments) by a Responsible Officer of the Borrower as having been prepared in accordance with GAAP;

     (c) as soon as available and in any event not later than 90 days after the end of each fiscal year of the Borrower, a copy of the annual audit report for such year for the Borrower and its Subsidiaries, including therein Consolidated balance sheets of the Borrower and its Subsidiaries as of the end of such fiscal year and Consolidated statements of income and retained earnings and of cash flows of the Borrower and its Subsidiaries for such fiscal year, in each case certified by PricewaterhouseCoopers LLP or other independent certified public accountants of recognized standing acceptable to the Agent;

     (d) at the time it furnishes each set of financial statements pursuant to paragraph (b) and (c) above, a compliance certificate of a Responsible Officer of the Borrower substantially in the form of Exhibit E (i) to the effect that no Default has occurred and is continuing (or, if any Default has occurred and is continuing, describing the same in reasonable detail and describing the action that the Borrower has taken or proposes to take with respect thereto) and (ii) setting forth in reasonable detail the computations necessary to determine whether the Borrower is in compliance with Section 5.02(a) hereof as of the end of the respective quarterly fiscal period or fiscal year;

     (e) promptly after the sending or filing thereof, copies of all proxy material, reports and other information which the Borrower sends to any of its security holders pursuant to the Exchange Act, and copies of all reports and registration statements which the Borrower or any Subsidiary files with the SEC, including but not limited to reports on Form 10-Q and Form 10-K;

     (f) except as to any matter which could not reasonably be expected to cause a Material Adverse Change, as soon as possible and in any event (i) within 30 days after any Responsible Officer of the Borrower knows or has reason to know that any Termination Event described in clause (i) of the definition of Termination Event with respect to any Plan has occurred, and (ii) within 10 days after a Responsible Officer of the Borrower knows or has reason to know that any other Termination Event with respect to any Plan has occurred, a statement of an authorized financial officer of the Borrower describing such Termination Event and the action, if any, which the Borrower proposes to take with respect thereto;

     (g) except as to any matter which could not reasonably be expected to cause a Material Adverse Change, promptly and in any event within five Business Days after receipt thereof by the Borrower from a Multiemployer Plan sponsor, a copy of each notice received by the Borrower concerning the imposition or amount of withdrawal liability pursuant to Section 4202 of ERISA;

     (h) prompt written notice of any condition or event of which the Borrower has knowledge, which condition or event has resulted or may reasonably be expected to result in a Material Adverse Change;

     (i) prompt written notice of any claims, proceedings, or disputes, or to the knowledge of the Borrower threatened, or affecting the Borrower which, if adversely determined, could reasonably be expected to cause a Material Adverse Change, or any material labor controversy of which a Responsible Officer of the Borrower has knowledge resulting in or threatening to result in a strike against the Borrower which could reasonably be expected to cause a Material Adverse Change, or any proposal of which a Responsible Officer of the Borrower has knowledge by any Governmental Authority to acquire any of the material assets or business of the Borrower which could reasonably be expected to cause a Material Adverse Change;

     (j) promptly and in any event within five Business Days of any such amendment, copies of each amendment to the certificate or articles of incorporation or bylaws of the Borrower or of NL Industries; and

     (k) such other information respecting the business or properties, or the condition or operations, financial or otherwise, of the Borrower, the Agent or any Bank may from time to time reasonably request.


                            ARTICLE VI

                        EVENTS OF DEFAULT

     Section 6.01. Events of Default. The occurrence of any of the following events shall constitute an "Event of Default" under any Credit Document:

     (a) The Borrower shall fail to pay the principal amounts due in respect of the Advances or the Reimbursement Obligations when the same becomes due and payable, or any interest thereon or any fee or other amount payable hereunder or under any other Credit Document within two Business Days after the same becomes due and payable; or

     (b) Any representation or warranty made in writing by the Borrower herein or in any other Credit Document or by the Borrower (or any of its officers) in connection with this Agreement or made as a consequence of any Credit Event shall prove to have been incorrect in any material respect when made; or

     (c) The Borrower shall (i) fail to perform or observe any other term or covenant or agreement set forth herein or in any other Credit Document on its part to be performed or observed which is not covered by clause (ii) below or any other provision of this Section 6.01 and such failure continues for more than 30 days after the Borrower's receipt of notice of such failure from the Agent or (ii) fail to perform or observe any term, covenant or agreement contained in Sections 5.01(a) or 5.02, or in subsections (a) and (f) through (j) of Section 5.03 and such failure continues for more than five days after the earlier of the knowledge of a Responsible Officer of such failure or the Borrower's receipt of notice of such failure from the Agent; or

     (d) The Borrower or any Issuer shall fail to pay any principal of or premium or interest on its Debt which is outstanding in a principal amount of at least $10,000,000 individually or when aggregated with all such Debt of the Borrower or the Issuers so in default (but excluding Debt of the Borrower under the Credit Documents) when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; or any other event shall occur or condition shall exist under any agreement or instrument relating to Debt of the Borrower or any Issuer, which Debt is outstanding in a principal amount of at least $10,000,000 individually or when aggregated with all such Debt of the Borrower and the Issuers so in default, and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Debt; or any such Debt shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof; or

     (e) The Borrower or any Issuer shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Borrower or any Issuer seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against the Borrower or any Issuer, either such proceeding shall remain undismissed for a period of 30 days or any of the actions sought in such proceeding shall occur; or the Borrower or any Issuer shall take any corporate action to authorize any of the actions set forth above in this subsection (e); or

     (f) Any judgment or order for the payment of money in excess of $10,000,000 shall be rendered against the Borrower or any Issuer and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of 10 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

     (g) Any Termination Event with respect to a Plan shall have occurred, and, 30 days after notice thereof shall have been given to the Borrower, (i) such Termination Event shall not have been corrected and (ii) the then present value of such Plan's vested benefits exceeds the then current value of assets accumulated in such Plan by more than the amount of $10,000,000 (or in the case of a Termination Event involving the withdrawal of a "substantial employer" (as defined in Section 4001(a)(2) of ERISA), the withdrawing employer's proportionate share of such excess shall exceed such amount); or

     (h) The Borrower as employer under a Multiemployer Plan shall have made a complete or partial withdrawal from such Multiemployer Plan and the plan sponsor of such Multiemployer Plan shall have notified such withdrawing employer that such employer has incurred a withdrawal liability in an annual amount exceeding $10,000,000; or

     (i)  A Material Adverse Change shall occur; or

     (j)  A Change in Control occurs with respect to the Borrower or any Issuer.

     Section 6.02. Optional Acceleration of Maturity. If any Event of Default (other than an Event of Default pursuant to paragraph (e) of Section 6.01) shall have occurred and be continuing, then, and in any such event,

     (a) the Agent (i) shall at the request, or may with the consent, of the Required Banks, by notice to the Borrower, declare the obligations of the Banks to make Advances and the obligation of the Issuing Bank to issue, increase, or extend Letters of Credit to be terminated, whereupon the same shall forthwith terminate, and (ii) shall at the request, or may with the consent, of the Required Banks, by notice to the Borrower, declare the Notes, all interest thereon, and all other amounts payable under this Agreement (including without limitation, contingent obligations under outstanding Letters of Credit) to be forthwith due and payable, whereupon the Notes, all such interest, and all such other amounts shall become and be forthwith due and payable in full, without presentment, demand, protest or further notice of any kind (including, without limitation, any notice of intent to accelerate or notice of acceleration), all of which are hereby expressly waived by the Borrower, and

     (b) the Borrower shall, on demand of the Agent at the request or with the consent of the Issuing Bank, deposit with the Agent into the Collateral Account an amount of cash equal to the contingent obligations of the Borrower under outstanding Letters of Credit as security for such Obligations until they are no longer contingent.

     Section 6.03. Automatic Acceleration of Maturity. If any Event of Default pursuant to paragraph (e) of Section 6.01 shall occur with respect to the Borrower,

     (a) the obligation of the Banks to make Advances and the obligation of the Issuing Bank to issue, increase, or extend Letters of Credit shall immediately and automatically be terminated and the Notes, all interest on the Notes, and all other amounts payable under this Agreement (including without limitation, contingent obligations under outstanding Letters of Credit) shall immediately and automatically become and be due and payable in full, without presentment, demand, protest or any notice of any kind (including, without limitation, any notice of intent to accelerate or notice of acceleration), all of which are hereby expressly waived by the Borrower and

     (b) to the extent permitted by law or court order, the Borrower shall deposit with the Agent into the Collateral Account an amount of cash equal to the contingent obligations of the Borrower under outstanding Letters of Credit as security for such Obligations until they are no longer contingent.

     Section 6.04. Application of Funds in Collateral Account. The Borrower hereby agrees and consents that the Agent may, at any time or from time to time during the occurrence and continuance of an Event of Default apply funds then held in the Collateral Account to the payment of any Reimbursement Obligations owing to the Issuing Bank, in such order as the Agent may elect, as shall have become or shall become due and payable by the Borrower to the Issuing Bank under this Agreement. The Agent shall exercise reasonable care in the custody and preservation of any funds held in the Collateral Account and shall be deemed to have exercised such care if such funds are accorded treatment substantially equivalent to that which the Agent accords its own property, it being understood that the Agent shall not have any responsibility for taking any necessary steps to preserve rights against any parties with respect to any such funds.

     Section 6.05. Non-exclusivity of Remedies. No remedy conferred upon the Agent or the Banks or the Issuing Bank is intended to be exclusive of any other remedy, and each remedy shall be cumulative of all other remedies existing by contract, at law, in equity, by statute or otherwise.

     Section 6.06. Right of Set-off. Upon (a) the occurrence and during the continuance of any Event of Default and (b) the making of the request or the granting of the consent, if any, specified by Section 6.02 to authorize the Agent to declare the Notes and any other amount payable hereunder due and payable pursuant to the provisions of Section 6.02 or the automatic acceleration of the Notes and all amounts payable under this Agreement pursuant to
Section 6.03, each Bank and the Issuing Bank is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Bank or the Issuing Bank to or for the credit or the account of the Borrower (except to the extent the Borrower is acting as a trustee) against any and all of the obligations of the Borrower now or hereafter existing under this Agreement, the Note held by such Bank, and the other Credit Documents, irrespective of whether or not such Bank or the Issuing Bank shall have made any demand under this Agreement, such Note, or such other Credit Documents, and although such obligations may be unmatured. Each Bank and the Issuing Bank agrees to promptly notify the Borrower after any such set-off and application made by such Bank or the Issuing Bank, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Bank and the Issuing Bank under this Section are in addition to any other rights and remedies (including, without limitation, other rights of set-off) which such Bank or the Issuing Bank may have.


                           ARTICLE VII

                AGENCY AND ISSUING BANK PROVISIONS

     Section 7.01. Authorization and Action. Each Bank and the Issuing Bank hereby appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Agent by the terms hereof and of the other Credit Documents, together with such powers as are reasonably incidental thereto. As to any matters not expressly provided for by this Agreement or any other Credit Document (including, without limitation, enforcement or collection of the Notes), the Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Banks and the Issuing Bank, and such instructions shall be binding upon all Banks, the Issuing Bank and all holders of Notes; provided, however, that the Agent shall not be required to take any action which exposes the Agent to personal liability or which is contrary to this Agreement, any other Credit Document, or applicable law.

     Section 7.02. Agent's Reliance, Etc. Neither the Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken (including the Agent's own negligence) by it or them under or in connection with this Agreement or the other Credit Documents, except for its or their own gross negligence or willful misconduct. Without limitation of the generality of the foregoing, the Agent: (a) may treat the payee of any Note as the holder thereof until the Agent receives written notice of the assignment or transfer thereof signed by such payee and in form satisfactory to the Agent;
(b) may consult with legal counsel (including counsel for the Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (c) makes no warranty or representation to any Bank and shall not be responsible to any Bank for any statements, warranties or representations made in or in connection with this Agreement or the other Credit Documents; (d) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or any other Credit Document on the part of the Borrower or its Subsidiaries or to inspect the property (including the books and records) of the Borrower or its Subsidiaries; (e) shall not be responsible to any Bank for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Credit Document; and (f) shall incur no liability under or in respect of this Agreement or any other Credit Document by acting upon any notice, consent, certificate or other instrument or writing (which may be by telecopier, telegram, cable or telex) believed by it to be genuine and signed or sent by the proper party or parties.

     Section 7.03. The Agent and Its Affiliates. With respect to its Commitment, the Advances made by it and the Note issued to it, the Agent shall have the same rights and powers under this Agreement as any other Bank and may exercise the same as though it were not the Agent. The term "Bank" or "Banks" shall, unless otherwise expressly indicated, include the Agent in its individual capacity. The Agent and its Affiliates may accept deposits from, lend money to, act as trustee under indentures of, and generally engage in any kind of business with, the Borrower or any of its Affiliates, and any Person who may do business with or own securities of the Borrower or any such Affiliate, all as if the Agent were not an agent hereunder and without any duty to account therefor to the Banks.

     Section 7.04. Bank Credit Decision. Each Bank acknowledges that it has, independently and without reliance upon the Agent or any other Bank and based on the financial statements referred to in Section 4.01(e) and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Bank also acknowledges that it will, independently and without reliance upon the Agent or any other Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.

     Section 7.05. Indemnification. The Banks severally agree to indemnify the Agent (to the extent not reimbursed by the Borrower), according to their respective Pro Rata Shares from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Agent in any way relating to or arising out of this Agreement or any action taken or omitted by the Agent under this Agreement or any other Credit Document (including the Agent's own negligence), provided that no Bank shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Agent's gross negligence or willful misconduct. Without limitation of the foregoing, each Bank agrees to reimburse the Agent promptly upon demand for its ratable share of any out-of-pocket expenses (including counsel fees) incurred by the Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement or any other Credit Document, to the extent that the Agent is not reimbursed for such expenses by the Borrower.

     Section 7.06. Successor Agent. The Agent may resign at any time by giving written notice thereof to the Banks and the Borrower and may be removed at any time with or without cause by the Required Banks upon receipt of written notice from the Required Banks to such effect. Upon receipt of notice of any such resignation or removal, the Required Banks shall have the right to appoint a successor Agent or Issuing Bank with, if an Event of Default has not occurred and is not continuing, the consent of the Borrower, which consent shall not be unreasonably withheld. If no successor Agent shall have been so appointed, and shall have accepted such appointment, within 30 days after the retiring Agent's giving of notice of resignation or the Required Banks' removal of the retiring Agent, then the retiring Agent may, on behalf of the Banks, the Issuing Bank and the Borrower, appoint a successor Agent, which shall be a commercial bank meeting the financial requirements of an Eligible Assignee. Upon the acceptance of any appointment as Agent by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under this Agreement and the other Credit Documents. After any retiring Agent's resignation or removal hereunder as Agent, the provisions of this Article VII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement and the other Credit Documents.

     Section 7.07. Arranger. The Arranger shall have no duties, obligations, or liabilities in its capacity as the Arranger.


                           ARTICLE VIII

                          MISCELLANEOUS

     Section 8.01. Amendments, Etc. No amendment or waiver of any provision of this Agreement, the Notes, the Pledge Agreement or any other Credit Document, nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Banks and the Borrower, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment shall increase the Commitment of any Bank without the written consent of such Bank, and no amendment, waiver or consent shall, unless in writing and signed by all the Banks and the Issuing Bank, do any of the following: (a) increase the aggregate amount of the Commitments of the Banks, except as provided in Section 2.18, or increase the aggregate Letter of Credit Exposure to beyond $10,000,000, (b) reduce the principal of, or interest on, the Notes or any fees or other amounts payable hereunder or under any other Credit Document, (c) postpone any date fixed for any payment of principal of, or interest on, the Notes or any fees or other amounts payable hereunder,
(d) change the number of Banks which shall be required for the Banks or any of them to take any action hereunder or under any other Credit Document, (e) amend
Section 2.15 or this Section 8.01, (f) release the Lien of the Agent for the benefit of the Banks in any Collateral if, after giving effect to such release, the remaining Collateral would have a Collateral Value of less than four (4) times the aggregate Commitments, except as contemplated by Section 2.14(b) and except as specifically contemplated by the Pledge Agreement, (g) amend the definition of "Required Banks," or (h) amend the definition of "Available Amount"; and provided, further, that (A) no amendment, waiver or consent shall, unless in writing and signed by the Agent or the Issuing Bank in addition to the Banks required above to take such action, affect the rights or duties of the Agent or Issuing Bank, respectively, under this Agreement or any other Credit Document, and (B) no waiver or consent to departure from any of the conditions specified in Section 3.01 or 3.02 shall be effective unless in writing and signed by the Required Banks, the Issuing Bank, and the Agent.

     Section 8.02. Notices, Etc. All notices and other communications provided for hereunder shall be in writing (including telecopy, telegraphic, telex or cable communication) and mailed, telecopied, telegraphed, telexed, cabled or delivered to the appropriate address set forth on Annex III for such party or in any applicable Assignment and Acceptance, or, as to each party, at such other address or teletransmission number as shall be designated by such party in a written notice to the Agent. All such notices and communications shall, when mailed, telecopied, telexed or hand delivered or delivered by overnight courier, be effective upon receipt when mailed, when telecopy transmission is completed, when confirmed by telex answer-back or when delivered, respectively, except that notices and communications to the Agent pursuant to Article II or VII shall not be effective until received by the Agent.

     Section 8.03. No Waiver; Remedies. No failure on the part of the Agent, the Issuing Bank or any Bank to exercise, and no delay in exercising, any right hereunder or under any other Credit Document shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

     Section 8.04. Costs and Expenses. The Borrower agrees to pay, within 10 days of its receipt of any demand from the Agent, all reasonable out-of-pocket costs and expenses in connection with the preparation, execution, delivery, administration, modification and amendment of this Agreement, the Notes, the Pledge Agreement and the other Credit Documents including, without limitation,
(i) the reasonable fees and out-of-pocket expenses of Bracewell & Patterson, L.L.P., counsel for the Agent and the Issuing Bank, and with respect to advising the Agent and the Issuing Bank as to its respective rights and responsibilities under this Agreement, and (ii) after the occurrence and continuance of an Event of Default, all reasonable out-of-pocket costs and expenses, if any, of the Agent, the Issuing Bank and each Bank (including, without limitation, reasonable counsel fees and expenses of the Agent, the Issuing Bank and each Bank) in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of this Agreement, the Notes and the other Credit Documents.

     Section 8.05.  Bank Assignments and Participations.

     (a) Assignments. Any Bank may assign to one or more banks or other entities all or any portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment, the Advances owing to it, the Letter of Credit Exposure held by it, and the Note held by it); provided, however, that (i) each such assignment shall be of a constant, and not a varying, percentage of all of such Bank's rights and obligations under this Agreement and shall involve a ratable assignment of such Bank's Commitment and such Bank's Advances and Letter of Credit Exposure, (ii) the amount of the resulting Commitment and Advances and Letter of Credit Exposure of the assigning Bank (unless it is assigning all its Commitment) and the assignee Bank pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than $5,000,000 and shall be an integral multiple of $1,000,000, (iii) each such assignment shall be to an Eligible Assignee, (iv) the parties to each such assignment shall execute and deliver to the Agent, for its acceptance and recording in the Register, an Assignment and Acceptance, together with the Note subject to such assignment, and (v) each Eligible Assignee (other than the Eligible Assignee of the Agent or an Eligible Assignee which is an Affiliate of the assigning Bank) shall pay to the Agent a $2,500 administrative fee. Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, which effective date shall be at least three Business Days after the execution thereof, (A) the assignee thereunder shall be a party hereto for all purposes and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Bank hereunder and (B) such Bank thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of such Bank's rights and obligations under this Agreement, such Bank shall cease to be a party hereto). Notwithstanding anything herein to the contrary, any Bank may assign, as collateral or otherwise, any of its rights under the Credit Documents to any Federal Reserve Bank.

     (b) Term of Assignments. By executing and delivering an Assignment and Acceptance, the Bank thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such Bank makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency of value of this Agreement or any other instrument or document furnished pursuant hereto; (ii) such Bank makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or the performance or observance by the Borrower of any of their obligations under this Agreement or any other instrument or document furnished pursuant hereto;
(iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in Section 4.01(e) and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon the Agent, such Bank or any other Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Agent by the terms hereof, together with such powers as are reasonably incidental thereto; and (vi) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement are required to be performed by it as a Bank.

     (c) The Register. The Agent shall maintain at its address referred to on Annex III a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Banks and the Commitments of, and principal amount of the Advances owing to, each Bank from time to time (the "Register"). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Agent, the Issuing Bank, and the Banks may treat each Person whose name is recorded in the Register as a Bank hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or any Bank at any reasonable time and from time to time upon reasonable prior notice.

     (d) Procedures. Upon its receipt of an Assignment and Acceptance executed by a Bank and an Eligible Assignee, together with the Note or, in the case of an assignment to another Bank, Notes subject to such assignment, the Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit G, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register, and (iii) give prompt notice thereof to the Borrower. Within five Business Days after its receipt of such notice, the Borrower, at its own expense, shall execute and deliver to the Agent in exchange for such Note or Notes, a new Note payable to the order of such Eligible Assignee in amount equal to the Commitment assumed by it pursuant to such Assignment and Acceptance, and if the assigning Bank has retained any Commitment hereunder, a new Note payable to the order of such Bank in an amount equal to, respectively, the Commitment retained by it hereunder. Such new Notes shall be dated the effective date of such Assignment and Acceptance and shall otherwise be in substantially the form of Exhibit A.

     (e) Participations. Each Bank may sell participations to one or more banks or other entities in or to all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment, the Advances owing to it, and the Note held by it); provided, however, that (i) such Bank's obligations under this Agreement shall remain unchanged, (ii) such Bank shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Bank shall remain the holder of any such Note for all purposes of this Agreement, (iv) the Borrower, the Agent, and the Issuing Bank and the other Banks shall continue to deal solely and directly with such Bank in connection with such Bank's rights and obligations under this Agreement, (v) such Bank shall not require the participant's consent to any matter under this Agreement, except for matters requiring the consent of all of the Banks pursuant to Section 8.01 and (vi) such Bank shall give prompt notice to the Borrower of each such participation sold by such Bank. The Borrower hereby agrees that participants shall have the same rights under Sections 2.08, 2.09, 2.11(c), and 8.07 hereof as the Bank to the extent of their respective participations, provided that no such participant shall be entitled to receive any amount in respect of their rights under such Sections greater than the amount that the Bank which sold such participant its interest could have claimed under such Sections if no participation had been sold (unless such participation was sold with the Borrower's prior written consent).

     (f) Confidentiality. Each Bank may furnish any information concerning the Borrower and its Subsidiaries in the possession of such Bank from time to time to assignees and participants (including prospective assignees and participants); provided that, prior to any such disclosure, the assignee or participant or proposed assignee or participant shall agree in writing to preserve the confidentiality of any confidential information relating to the Borrower and its Subsidiaries received by it from such Bank on the same terms as set forth in Section 8.10 and applicable to the Banks. Such Bank shall promptly deliver a signed copy of any such confidentiality agreement to the Borrower.

     Section 8.06. Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrower, the Banks, the Agent, the Issuing Bank and the Arranger and thereafter shall be binding upon and inure to the benefit of the Borrower, the Banks, the Agent, the Issuing Bank and the Arranger, and their respective successors and permitted assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Agent, the Issuing Bank and each of the Banks.

     Section 8.07. Indemnification. The Borrower shall indemnify the Agent, the Issuing Bank, the Arranger and each Bank and each Affiliate thereof and their respective directors, officers, employees and agents from, and hold each of them harmless against, any and all losses, liabilities, claims or damages to which any of them may become subject (excluding any consequential losses), insofar as such losses, liabilities, claims or damages arise out of or result from any actual or proposed use by the Borrower or any Subsidiary of the Borrower of the proceeds of any Borrowing or breach by the Borrower of any provision of this Agreement or any other Credit Document, or from any investigation, litigation or other proceeding (including any threatened investigation or proceeding) relating to the foregoing, and the Borrower shall reimburse the Agent, the Issuing Bank, the Arranger and each Bank, and each affiliate thereof and their respective directors, officers, employees and agents, upon demand for any reasonable out-of-pocket expenses (including legal fees) incurred in connection with any such investigation, litigation or other proceeding; but excluding any such losses, liabilities, claims, damages or expenses incurred by reason of the gross negligence or willful misconduct of the Person to be indemnified.

     Section 8.08. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

     Section 8.09. GOVERNING LAW. THIS AGREEMENT AND THE NOTES AND THE OTHER CREDIT DOCUMENTS (OTHER THAN THE PLEDGE AGREEMENT) SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK. THE BORROWER HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY NEW YORK STATE COURT SITTING IN NEW YORK CITY OR THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE NOTES AND THE OTHER CREDIT DOCUMENTS, AND THE BORROWER HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH COURT. THE BORROWER HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT IT MAY EFFECTIVELY DO SO, ANY RIGHT IT MAY HAVE TO TRIAL BY JURY AND THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING. THE BORROWER HEREBY AGREES THAT SERVICE OF COPIES OF THE SUMMONS AND COMPLAINT AND ANY OTHER PROCESS WHICH MAY BE SERVED IN ANY SUCH ACTION OR PROCEEDING MAY BE MADE BY MAILING OR DELIVERING A COPY OF SUCH PROCESS TO THE BORROWER AT ITS ADDRESS SPECIFIED ON ANNEX III. THE BORROWER AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS SECTION SHALL AFFECT THE RIGHTS OF THE AGENT OR THE BANKS TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR AFFECT THE RIGHT OF THE AGENT OR THE BANKS TO BRING ANY ACTION OR PROCEEDING AGAINST THE BORROWER OR ITS PROPERTY IN THE COURTS OF ANY OTHER JURISDICTION.

     Section 8.10. Treatment of Certain Information; Confidentiality. Each Bank and the Agent agrees (on behalf of itself and each of its subsidiaries, Affiliates, directors, officers, employees and representatives) to use reasonable precautions to keep confidential, in accordance with their customary procedures for handling confidential information of the same nature and in accordance with safe and sound banking practices, any information supplied to it by the Borrower pursuant to this Agreement, provided that nothing herein shall limit the disclosure of any such information (i) to the extent required by statute, rule, regulation or judicial process, (ii) to counsel for any of the Banks or the Agent, (iii) to bank examiners, auditors or accountants or other professional advisors, (iv) to the Agent or any other Bank, (v) in connection with any litigation to which any one or more of the Banks or the Agent is a party, (vi) to the extent such information otherwise becomes publicly available (other than by any violation of this confidentiality agreement) or (vii) to any Eligible Assignee or participant (or prospective Eligible Assignee or participant) as provided in Section 8.05(f); provided, further, that (x) unless specifically prohibited by applicable law or court order, each Bank and the Agent shall to the extent practicable in the circumstances, prior to disclosure thereof, notify the Borrower of any request for disclosure of any such non-public information (A) by any Governmental Authority or representative thereof (other than any such request in connection with an examination of the financial condition or business affairs of such Bank by such Governmental Authority) or
(B) pursuant to legal process and (y) in no event shall any Bank or the Agent be obligated or required to return any materials furnished by the Borrower. The obligations of each Bank under this Section 8.10 shall supersede and replace the obligations of such Bank under any confidentiality letter in respect of the financings evidenced hereby signed and delivered by such Bank to the Borrower prior to the date hereof; in addition, the obligations of any Eligible Assignee that has executed a confidentiality agreement in the form required by Section 8.05(f) shall be superseded by this Section 8.10 upon the date which such Eligible Assignee becomes a Bank hereunder pursuant to Section 8.05(a).

           [REMAINDER OF THIS PAGE INTENTIONALLY BLANK]




     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

VALHI, INC.



By:  /s/ Bobby D. O'Brien
     ----------------------------------------
     Bobby D. O'Brien
     Vice President and Treasurer


SOCIETE GENERALE, SOUTHWEST AGENCY
as the Administrative Agent, the Issuing Bank, and the Arranger


By:  /s/ Richard M. Lewis
     ----------------------------------------
     Richard M. Lewis
     Director


BANKS:


SOCIETE GENERALE, SOUTHWEST AGENCY



By:  /s/ Richard M. Lewis
     ----------------------------------------
     Richard M. Lewis
     Director
COMERICA BANK



By:   /s/ Reginald M. Goldsmith, III
      ----------------------------------------
      Reginald M. Goldsmith, III
      Vice President



U.S. BANK NATIONAL ASSOCIATION



By:   /s/ Janice T. Thede
      ----------------------------------------
      Janice T. Thede
      Vice President





                                   EXHIBIT A

                                PROMISSORY NOTE

$                                                November 6, 1998
   -----------
     For value received, the undersigned, Valhi, Inc., a Delaware corporation (the "Borrower"), hereby promises to pay to the order of
(the "Bank") the principal sum
                                ------------------------------
of                         and no/100 Dollars ($                )
   ----------------------                       ---------------
or, if less, the aggregate outstanding principal amount of the Advances (as defined in the Credit Agreement referred to below) made by the Bank to the Borrower, together with interest on the unpaid principal amount of each such Advance from the date of such Advance until such principal amount is paid in full, at such interest rates, and at such times, as are specified in the Credit Agreement.

     This Note is the Promissory Note referred to in, and is entitled to the benefits of, and is subject to the terms of, the Credit Agreement dated as of November 6, 1998 (as the same may be amended or modified from time to time, the "Credit Agreement") among the Borrower, the Bank, the other financial institutions parties thereto, and Societe Generale, Southwest Agency, as the Administrative Agent (the "Agent"), the Issuing Bank, and the Arranger. Capitalized terms used in this Note that are defined in the Credit Agreement and not otherwise defined in this Note have the meanings assigned to such terms in the Credit Agreement. The Credit Agreement, among other things, (a) provides for the making of Advances by the Bank to the Borrower from time to time in an aggregate amount not to exceed at any time outstanding the Dollar amount first above mentioned and (b) contains provisions for acceleration of the maturity of this Note upon the happening of certain events stated in the Credit Agreement and for prepayments of principal prior to the maturity of this Note upon the terms and conditions specified in the Credit Agreement.

     Both principal and interest are payable in lawful money of the United States of America to the Agent at 4800 Trammell Crow Center, 2001 Ross Avenue, Dallas, Texas 75201 (or at such other location or address as may be specified by the Agent in writing to the Borrower) in same day funds. The Bank shall record all Advances and payments of principal made under this Note, but no failure of the Bank to make such recordings shall affect the Borrower's repayment obligations under this Note.

     Except as specifically provided in the Credit Agreement, the Borrower hereby waives presentment, demand, protest, notice of intent to accelerate, notice of acceleration, and any other notice of any kind. No failure to exercise, and no delay in exercising, any rights hereunder on the part of the holder of this Note shall operate as a waiver of such rights.

     This Note shall be governed by and construed in accordance with the laws of the state of New York.


                              VALHI, INC.


                              By:
                                    ----------------------------

                              Name:
                                    ----------------------------

                              Title:
                                    ----------------------------



                                   EXHIBIT B
                         PLEDGE AND SECURITY AGREEMENT
     This Pledge and Security Agreement dated as of November 6, 1998 ("Pledge Agreement"), is by and between Valhi, Inc., a Delaware corporation (the "Borrower"), and Societe Generale, Southwest Agency, as Agent (the "Agent") for the benefit of itself and the financial institutions which are Banks under the Credit Agreement herein described.

                                  INTRODUCTION

     A. The Borrower has entered into the Credit Agreement dated as of November 6, 1998 (as the same may be amended from time to time, the "Credit Agreement"), among the Borrower, the financial institutions party thereto (the "Banks"), and Societe Generale, Southwest Agency, as the Agent, the Issuing Bank and the Arranger.

     B. In order to induce the Banks, the Agent, the Issuing Bank and the Arranger to enter into the Credit Agreement, the Borrower is entering into this Pledge Agreement to secure its obligations under the Credit Agreement.

     For good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

SECTION 1.  Definitions.

     Terms defined in the Credit Agreement and not otherwise defined in this Pledge Agreement have the meanings provided for in the Credit Agreement. The following additional terms have the following respective meanings:

     "Approved Depositary" means The Depository Trust Company or any other depository which has been approved by the Agent and as to which the Agent has received an opinion of counsel to the Borrower reasonably satisfactory to the Agent to the effect that the Agent will have valid and perfected security interests in all Pledged Shares which may be deposited with such depositary.

     "Collateral" means (a) the Pledged Shares, (b) the Collateral Account and all investments and investment property therein, (c) all rights and privileges of the Borrower with respect to the Pledged Shares (including without limitation all representations, warranties, registration rights and other undertakings of any Person inuring to the benefit of the Borrower in respect thereof) and the Collateral Account, (d) all non-cash dividends and all other payments and distributions hereafter made on or with respect to the Pledged Shares and, following the occurrence and during the continuation of a Default, all cash dividends paid on the Pledged Shares and all interest on the Collateral Account, and (e) all proceeds of any or all of the foregoing (whether the same arise or are acquired before or after the commencement of a Proceeding in which the Borrower is a debtor).

     "Collateral Account" means a deposit account established by the Agent with Societe Generale, New York Branch designated as the "Collateral Account Societe Generale for Valhi, Inc.".

     "Pledged Shares" means the securities described on Annex A attached to this Pledge Agreement, as such Annex may be amended from time to time by the written agreement of the Borrower and the Agent (acting with the consent of the Required Banks).

     "Proceeding" means a case under the federal Bankruptcy Code, as amended from time to time, or any successor federal statute or any similar law of any state or foreign country or political subdivision thereof.

     "Qualified Investments" means

     (a) readily marketable securities which are direct obligations of, or are unconditionally guaranteed by, the United States of America and mature within one year from the date on which they are acquired;

     (b) commercial paper maturing within three months, rated A-2 or higher by Standard & Poor's Ratings Services or Prime-2 or higher by Moody's Investors Service;

     (c) certificates of deposit issued by any bank doing business under the laws of the United States of America or of any state thereof having a Standard & Poor's Ratings Services investment grade rating of Single A or above and having a combined capital and surplus of not less than $1,000,000,000; and

     (d) repurchase obligations with a term of not more than ten days for underlying securities of the types described in clauses (a), (b) and (c) above entered into with any bank of the type described in clause (c) above.

     "Secured Obligations" means (i) all principal of and interest on the Notes,
(ii) all Reimbursement Obligations, contingent obligations in respect of Letters of Credit, and other amounts payable by the Borrower hereunder or under the Credit Agreement or any other Credit Document, and (iii) any renewals or extensions of any of the foregoing.

     "UCC" means at any time the Uniform Commercial Code as in effect in the State of Texas; provided that if by reason of mandatory provisions of law, the perfection or the effect of perfection or non-perfection of the Acceptable Security Interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than Texas, "UCC" means the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or the effect or perfection or non-perfection (and for purposes of definitions related to such provisions).

SECTION 2.  Representations and Warranties.

     The Borrower represents and warrants that:

     (a) Title to Collateral. The Borrower is the record and beneficial owner of each item of Collateral existing on the date of this Pledge Agreement free and clear of all Liens except the Lien created hereunder. The Borrower will be the record and beneficial owner of each item of Collateral hereafter acquired in addition to any then existing Collateral free and clear of all Liens except the Lien created hereunder. The Borrower is not and will not become a party to or otherwise bound by any agreement, other than this Pledge Agreement, which restricts in any manner the rights of any present or future holder of any of the Pledged Shares with respect thereto.

     (b) Issuance of Initial Pledged Shares. The capital stock of NL Industries is duly authorized, validly issued and fully paid and non-assessable. 28,366,910 of the initial Pledged Shares have been beneficially owned by the Borrower for a period in excess of two years.

     (c) Validity, Perfection and Priority of Security Interests. Upon delivery to the Agent of all NL Shares constituting Pledged Shares, the Agent will have Acceptable Security Interests in such Collateral. The Borrower has not performed any acts which might prevent the Bank from enforcing any of the terms and conditions of this Pledge Agreement or which would limit the Agent in any such enforcement.

SECTION 3. The Security Interests. In order to secure the full and punctual payment of the Secured Obligations in accordance with the terms thereof, and to secure the performance of all the obligations of the Borrower hereunder and under the other Credit Documents, the Borrower hereby grants to the Agent, for the benefit of the Banks, continuing security interests in the Collateral, whether presently existing or owned or hereafter arising or acquired.

SECTION 4.  Perfection of Security Interests.

     (a) Prior to the initial Credit Event under the Credit Agreement, and thereafter upon the pledge of any Additional Security by the Borrower and upon each investment or reinvestment of funds deposited in the Collateral Account pursuant to Section 7 of this Pledge Agreement, the Borrower shall (i) deliver or cause to be delivered to the Agent all previously undelivered certificates and instruments evidencing Pledged Shares other than Pledged Shares which have been deposited in an Approved Depositary and (ii) give all notices and take such other action as may be necessary to perfect the Agent's security interest in any Pledged Shares which have been deposited with an Approved Depositary or any funds or investments in the Collateral Account.

     (b) All Pledged Shares other than Pledged Shares which have been deposited with an Approved Depositary shall be delivered to the Agent in suitable form for transfer by delivery, or shall be accompanied by duly executed instruments of transfer or assignment in blank, with signatures appropriately guaranteed, and accompanied in each case by any required transfer tax stamps, all in form and substance reasonably satisfactory to the Agent.

     (c) The Borrower shall cause each Approved Depositary to make appropriate entries to the Agent's account on the books of such Approved Depositary to reflect the transfer of all Pledged Shares which have been deposited with such Approved Depositary to the Agent to be held as collateral under this Pledge Agreement, and to deliver to the Agent a written confirmation of the book-entry transfer of such Pledged Shares into such account, to be held as Collateral under this Pledge Agreement.

     (d) The Borrower shall notify NL Industries of the security interest created hereby on the initial Pledged Shares and shall cause NL Industries, within ten Business Days of the date of this Pledge Agreement, to send written notice to the Agent acknowledging such security interest and expressly agreeing to remit any and all dividends and distributions on account of the Pledged Shares issued by NL Industries (other than cash dividends) remitted after the date of this Pledge Agreement directly to the Agent at the Agent's address set forth in Section 7.02 of the Credit Agreement, and, upon receipt by NL Industries of any notice from the Agent that a Default has occurred and is continuing under the Credit Agreement, to remit all cash dividends and any and all other distributions on account of the Pledged Shares issued by NL Industries directly to the Agent at the same address (and upon the Agent's receipt of any such cash dividends the Agent will deposit such funds into the Collateral Account).

SECTION 5.  Further Assurances.

     The Borrower will, from time to time, at its expense and in such manner and form as the Agent may reasonably require, execute and deliver any financing statement, specific assignment, notice or other writing and take any other action that may be necessary or desirable, or that the Agent may reasonably request, in order to create, preserve, perfect or validate the security interests granted hereby or to enable the Agent to exercise and enforce its rights hereunder with respect to any of the Collateral. To the extent permitted by applicable law, the Borrower hereby authorizes the Agent to execute and file, in the name of the Borrower or otherwise, UCC financing statements which the Agent in its sole discretion may deem necessary or appropriate to perfect the security interests granted hereby. The Borrower agrees that a carbon, photographic, photostatic or other reproduction of this Pledge Agreement or of a financing statement is sufficient as a financing statement. The Borrower shall pay the costs of, or incidental to, any recording or filing of any financing or continuation statements concerning the Collateral.

SECTION 6.  Collateral Account.

     If at any time the Agent receives funds from the Borrower pursuant to
Section 6.02 or Section 6.03 of the Credit Agreement, or the proceeds of cash dividends or any other payments and distributions in respect of Pledged Shares following the occurrence and during the continuation of a Default, the Agent shall promptly establish the Collateral Account and deposit all such funds therein and thereafter such funds shall be held in the Collateral Account and applied by the Agent in accordance with this Pledge Agreement. The Collateral Account shall be subject to investment, debit and withdrawal solely by the Agent, as the secured party, as provided in this Agreement, and the Agent shall obtain from Societe Generale, New York Branch, as the depositary of such Collateral Account, its written agreement to the terms and provisions hereof.
If any such proceeds, payments or distributions are received by the Borrower at any time after occurrence and during the continuance of a Default, they shall be received in trust for the benefit of the Agent, and shall be remitted immediately to the Agent for deposit into the Collateral Account in the same form as received (with any necessary endorsement). No amount, including interest on funds in the Collateral Account, shall be paid or released to or for the account of, or withdrawn by or for the account of, the Borrower or any other Person from the Collateral Account except as provided in this Pledge Agreement.

SECTION 7.  Investment,  Release of Funds, Control of Collateral Account.

     (a) Investment of Funds. So long as no Default shall have occurred and be continuing, the Borrower may direct the investment and reinvestment by the Agent of all funds on deposit in the Collateral Account in accordance with the following terms and conditions:

          (A)  such funds will be invested solely in Qualified Investments; and

          (B) prior to or contemporaneously with the making of any such investment, the Borrower shall in accordance with Section 4 of this Pledge Agreement take or cause to be taken such steps as may be necessary to insure that the Agent will have an Acceptable Security Interest in such investment.

     (b) Release of Funds. So long as no Default shall have occurred and be continuing, the Borrower shall be entitled to receive from the Agent all interest or other income with respect to all funds on deposit in the Collateral Account.

     (c) Representation and Warranty. Each request by the Borrower for investment or release of funds in or from the Collateral Account shall be deemed to be a representation and warranty by the Borrower that (i) such investment or withdrawal is in accordance with the terms and conditions specified in subsection (a) of this Section or for the purposes specified in subsection (b) of this Section, as applicable, (ii) the representations and warranties set forth herein are true and correct on and as of the date of such request as if made on and as of such date; and (iii) no Default has occurred and is continuing on the date of such request.

     (d)  Control by Secured Party.  The Borrower acknowledges and agrees that
(i) subject to subsections (a) and (b) above, the Agent shall have exclusive control over and the exclusive right of withdrawal from the Collateral Account;
(ii) the Agent is vested with full and irrevocable power and authority for the purpose of carrying out the terms of this Agreement and to take any and all action and to execute any and all instruments which may be necessary to accomplish the purposes of this Agreement; (iii) amounts deposited in the Collateral Account shall be applied exclusively as provided in this Agreement;
(iv) except as specified herein, the Borrower shall have no right to withdraw, or cause the withdrawal of, any funds in the Collateral Account or to direct the investment of such funds or the liquidation thereof, and shall not make, attempt to make, or consent to the making of any withdrawal or transfer from the Collateral Account.

     (e) UCC Provisions. Each of the parties hereto agrees that, for purposes of Article 8 and Article 9 of the UCC, (i) the Collateral Account is a "securities account" (as defined in Section 8.501 of the UCC); (ii) Societe Generale, New York Branch is a "securities intermediary" (as defined in Section
8.102 of the UCC) and the Societe Generale, New York Branch's "jurisdiction" (for purposes of Section 8.110 of the UCC) is the State of New York; (iii) the Agent is the "entitlement holder" having the "security entitlements" (as such terms are defined in Section 8.102 of the UCC) with respect to all financial assets credited to the Collateral Account (and the Agent will cause Societe Generale, New York Branch to identify the Agent as such in its records); and
(iv) all investments and instruments for the credit of the Collateral Account are to be treated as "financial assets" under Section 8.102 of the UCC. Each of the parties hereto further agrees that, for purposes of the UCC, the Borrower has granted, and hereby confirms that it has granted, to the Agent a security interest in the Collateral Account and in all interests or security entitlements of the Borrower relating to the Collateral Account.

     (f) Obligations of Depositary. Upon the creation of the Collateral Account, the Agent will cause Societe Generale, New York Branch to confirm and agree with the Company and the Agent that (i) it has identified, and will at all times identify, the Collateral Account as being subject to the security interest created hereby; (ii) it has not entered into any prior control agreement relating to the Collateral Account or investment property therein and further agrees not to enter into any control agreement (other than this Pledge Agreement) relating to the Collateral Account or investment property therein; and (iii) it will not comply with any entitlement orders, instructions or directions of any kind concerning the Collateral Account other than from the Secured Party.

SECTION 8.  Record Ownership of Pledged Shares; Definitive Certificates.

     At any time following the occurrence and during the continuation of a Default, the Agent may, from time to time in its sole discretion, cause any or all of the Pledged Shares to be transferred of record into the name of the Agent or a nominee. The Borrower will promptly give to the Agent copies of any notices and other communications received by it with respect to Pledged Shares registered in the name of the Borrower, and the Agent will promptly give the Borrower copies of any notices and other communications received by the Agent with respect to Pledged Shares registered in the name of the Agent or a nominee. At any time following the occurrence and during the continuation of a Default, the Agent shall have the right to obtain definitive certificates (in its name or in the name of a nominee) representing Pledged Shares at any time deposited with an Approved Depositary, and all such certificates shall be Collateral hereunder and be subject to the terms hereof.

SECTION 9.  Right to Vote Pledged Shares; Receipt of Dividends, Etc.

     (a) Unless a Default shall have occurred and be continuing, the Borrower shall have the right, from time to time, to vote and to give consents, ratifications and waivers with respect to the Pledged Shares, and the Agent shall, upon receiving a written request from the Borrower, which request shall be deemed to be a representation and warranty by the Borrower that no Default has occurred and is continuing, deliver to the Borrower or, as specified in such request, such proxies, powers of attorney, consents, ratifications and waivers in respect of any Pledged Shares which are registered in the name of the Agent or a nominee as shall be specified in such request and be in form and substance satisfactory to the Agent.

     (b) If a Default shall have occurred and be continuing, all rights of the Borrower to exercise the voting and other consensual rights which it would otherwise be entitled to exercise pursuant to Section 9(a) above shall end upon thirty days' notice from the Agent to the Borrower and thereafter the Agent shall have the right to the extent permitted by law for so long as such Default continues, and the Borrower shall take all such action as may be necessary or appropriate to give effect to such right, to vote and to give consents, ratifications and waivers, and take any other action with respect to all Pledged Shares with the same force and effect as if the Agent were the absolute and sole owner thereof.

     (c) The Agent shall be entitled to receive and retain as Collateral all dividends and distributions (other than cash dividends or distributions) made in respect of the Pledged Shares, whether so paid or made before or after any Default has occurred; provided, however, that upon the occurrence and during the continuance of a Default, the Agent shall be entitled to receive and deposit as Collateral all cash dividends into the Collateral Account for so long as such Default continues. Any such dividends or distributions on account of Pledged Shares shall, if received by the Borrower, be received in trust for the benefit of the Agent, be segregated from the other property or funds of the Borrower, and be forthwith delivered to the Agent as Collateral in the same form as so received (with any necessary endorsement).

SECTION 10.  General Authority.

     The Borrower hereby irrevocably appoints the Agent its true and lawful attorney, with full power of substitution, in the name of the Borrower, the Agent or otherwise, for the sole use and benefit of the Agent, the Banks and the holders of the Secured Obligations, but at the Borrower's expense, to the extent permitted by law to exercise, at any time and from time to time, all or any of the following powers with respect to all or any of the Collateral:

     (a) to take such reasonable action as the Agent deems necessary to protect or preserve the Collateral and, upon the occurrence and during the continuation of an Event of Default, to realize upon the Collateral in accordance with this Pledge Agreement;

     (b) if a Default shall have occurred and be continuing, to give notice thereof to the Borrower, whereupon (i) funds on deposit in the Collateral Account shall not be made available to the Borrower and (ii) the Agent may direct the investment and reinvestment of all funds on deposit in the Collateral Account pending application in accordance with Section 12 in Qualified Investments; and

     (c)  so long as an Event of Default shall have occurred and be continuing:

          (i) to demand, sue for, collect, receive and give acquittance for any and all monies due or to become due upon or by virtue of the Collateral,

          (ii) to settle, compromise, prosecute or defend any action or proceeding with respect thereto, and

          (iii) to sell, transfer, assign or otherwise deal in or with the same or the proceeds thereof in accordance with Section 11.

SECTION 11.  Remedies upon Event of Default

     (a) If any Event of Default shall have occurred and be continuing, the Agent may exercise all the rights of a secured party under the UCC (whether or not in effect in the jurisdiction where such rights are exercised) and, in addition, the Agent may without being required to give any notice, except as herein provided or as may be required by mandatory provisions of law, (i) apply the cash, if any, then held as Collateral as specified in Section 12 and (ii) if there shall be no such cash or if such cash shall be insufficient to pay all the Secured Obligations in full, sell the Collateral or any part thereof at public or private sale or at any broker's board or on any securities exchange, for cash, upon credit or for future delivery, and (subject to the requirements of the UCC) at such price or prices as the Agent may deem satisfactory. The Agent may be the purchaser of any or all of the Collateral so sold at any public sale (or, if the Collateral is of a type customarily sold in a recognized market or is of a type which is the subject of a widely distributed standard price quotations, at any private sale) and thereafter hold the same, absolutely, free from any right or claim of whatsoever kind. The Agent is authorized in connection with any such sale (i) to restrict the prospective bidders on or purchasers of any of the Collateral to a limited number of sophisticated investors who will represent and agree that they are purchasing for their own account for investment and not with a view to the distribution or sale of any of such Collateral, (ii) to cause, if applicable, to be placed on certificates for any or all of the Pledged Shares a legend to the effect that such security has not been registered under the Securities Act of 1933 ("Securities Act") and may not be disposed of in violation of the provisions of the Securities Act, and
(iii) to impose such other limitations or conditions in connection with any such sale as the Agent reasonably deems necessary or advisable in order to comply with the Securities Act or any other applicable law or regulation. The Borrower agrees that it will execute and deliver such documents and take such other reasonable action (other than any action to register the Pledged Shares) as the Agent deems necessary or advisable in order that any such sale may be made in compliance with law. Upon any such sale the Agent shall have the right to deliver, assign and transfer to the purchaser thereof the Collateral so sold. Each purchaser at any such sale shall hold the Collateral so sold to it absolutely, free from any claim or right of whatsoever kind, including any equity or right of redemption of the Borrower which, to the extent permitted by law, hereby specifically waives all rights of redemption, stay or appraisal which it has or may have under any law now existing or hereafter adopted. The Agent shall give the Borrower not less than ten days' prior written notice of the time and place of any sale or other intended disposition of any of the Collateral unless the Collateral threatens to decline speedily in value. The Agent and the Borrower agree that such notice constitutes "reasonable notification" within the meaning of UCC Section 9-504(3). Such notice (if any is required) shall (i) in the case of a public sale, state the time and place fixed for such sale, (ii) in the case of sale at a broker's board or on a securities exchange, state the board or exchange at which such sale is to be made and the day on which the Collateral, or the portion thereof so being sold, will first be offered to sale at such board or exchange, and (iii) in the case of a private sale, state the day after which such sale may be consummated. Any such public sale shall be held at such time or times within ordinary business hours and at such place or places as the Agent shall deem to be commercially reasonable provided that the Agent shall not be obligated to make any such sale pursuant to any such notice. The Agent may, without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for the sale, and such sale may be made at any time or place to which the same may be so adjourned. If all or any part of the Collateral is sold on credit or for future delivery, the Collateral so sold may be retained by the Agent until the selling price is paid by the purchaser thereof, but the Agent shall not incur any liability in case of the failure of such purchaser to take up and pay for the Collateral so sold and, in case of any such failure, such Collateral may again be sold upon like notice. The Agent, instead of exercising the power of sale herein conferred upon it, may proceed by a suit or suits at law or in equity to foreclose the security interests and sell the Collateral, or any portion thereof, under a judgment or decree of a court of courts of competent jurisdiction.

     (b) Undertakings to Apply Reports. If the Agent shall determine to exercise its right to sell all or any of the Pledged Shares pursuant to Rule 144 of the General Rules and Regulations of the Securities Act ("Rule 144"), at the request of the Agent, the Borrower shall exercise best efforts to cause NL Industries to file, on a timely basis, all annual quarterly and other reports required to be filed by it under Sections 13 and 15(d) of the Exchange Act, and the rules and regulations of the SEC thereunder, as amended from time to time. In addition, at the request of the Agent, the Borrower shall exercise best efforts to cause NL Industries to cooperate with the Agent so as to enable such sales to be made in accordance with applicable laws, rules, and regulations and the requirements of the broker through which the sales are proposed to be executed, and shall, upon request and assuming that the requirements of Rule 144 have been complied with, furnish at the Borrower's expense an opinion of counsel to NL Industries that the proposed sale is in compliance with Rule 144.

     (c) For the purpose of enforcing any and all rights and remedies under this Pledge Agreement the Agent may (i) require the Borrower to, and the Borrower agrees that it will, at its expense and upon the request of the Agent, forthwith assemble all or any part of the Collateral not held by the Agent or an agent as directed by the Agent and make it available at a place designated by the Agent which is, in its opinion, reasonably convenient to the Collateral and the Borrower, whether at the premises of the Borrower or otherwise, (ii) to the extent permitted by applicable law, enter, with or without process of law and without breach of the peace, any premises where any of such Collateral is or may be located, and without charge or liability to it seize and remove such Collateral from such premises, and (iii) have access to and use the Borrower's books and records relating to such Collateral.

SECTION 12.  Application of Proceeds.

     The proceeds of any sale of, or other realization upon, all or any part of the Collateral shall be applied by the Agent in the following order of priorities:

     first, to payment of the Agent's out-of-pocket expenses of such sale or other realization, including reasonable compensation to its agents and counsel, and all reasonable expenses, liabilities and advances incurred or made by the Agent in connection therewith, and any other unreimbursed reasonable expenses or other reasonable amounts for which the Agent is to be reimbursed pursuant to Section 13 hereof or is to be reimbursed pursuant to the Credit Agreement;

     second, to the ratable payment of accrued but unpaid interest and any accrued but unpaid fees constituting part of the Secured Obligations in accordance with the terms of the Credit Agreement;

     third, to the ratable payment of unpaid principal of the Secured
   Obligations;

     fourth, to the ratable payment of all other Secured Obligations, until all Secured Obligations (including without limitation all reasonable legal fees and expenses payable by the Borrower pursuant to the terms of the Credit Agreement) shall have been paid in full; and

     finally, to payment to the Borrower or its successors or assigns, or as a court of competent jurisdiction may direct, of any surplus then remaining from such proceeds.
SECTION 13.  Expenses.

     The Borrower will forthwith upon demand pay to the Agent, within 10 days of demand:

     (a) the amount of any taxes which the Agent may have been required to pay by reason of the security interests granted hereby (including any applicable transfer taxes) or to free any of the Collateral from any Lien thereon, and

     (b) the amount of any and all reasonable out-of-pocket expenses, including the reasonable fees and disbursements of counsel or any other agents or experts which the Agent may incur in connection with (i) the administration of this Pledge Agreement, (ii) the collection, sale or other disposition of any of the Collateral, (iii) the exercise by the Agent of any of the rights conferred upon it hereunder or (iv) any default on the part of the Borrower hereunder.

SECTION 14.  Termination of Security Interests; Release of Collateral.

     Upon the repayment in full of all Secured Obligations and the termination of the Commitments and the expiration of all Letters of Credit, the security interests granted hereby shall terminate and all rights to the Collateral shall revert to the Borrower, and the Agent will promptly execute and deliver to the Borrower such documents as the Borrower shall reasonably request to evidence such termination and will promptly redeliver to the Borrower all certificates evidencing the Pledged Shares and release or cause the release of all funds or investments held in the Collateral Account or otherwise as Collateral.

SECTION 15.  Notices.

     All notices, communications and distributions hereunder shall be given or made to the parties hereto in the manner and at the locations set forth in the Credit Agreement or at such other address or telex number as the addressee may hereafter specify for the purpose of giving notice.

SECTION 16.  Waivers, Non-Exclusive Remedies.

     No failure on the part of the Agent to exercise, and no delay in exercising and no course of dealing with respect to, any right under this Pledge Agreement or any other Credit Document shall operate as a waiver thereof; nor shall any single or partial exercise by the Agent of any right under this Pledge Agreement preclude any other or further exercise thereof or the exercise of any other right. The rights and remedies in the Credit Documents are cumulative and are not exclusive of any other remedies provided by law.

SECTION 17.  Successors and Assigns.

     This Pledge Agreement is for the benefit of the Agent and its successors and assigns, and in the event of an assignment of all or any of the Secured Obligations, the rights hereunder, to the extent applicable to the indebtedness so assigned, may be transferred with such indebtedness. The Agent agrees to give the Borrower written notice of any such assignment. This Pledge Agreement shall be binding on the Borrower and its successors and assigns.

SECTION 18.  Changes in Writing.

     Neither this Pledge Agreement nor any provision hereof may be changed, waived, discharged or terminated orally, but only by a statement in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought.

SECTION 19.  Choice of Law.

     This Pledge Agreement shall be construed in accordance with and governed by the laws of the State of Texas, except as otherwise required by mandatory provisions of law and except to the extent that remedies provided by the laws of any jurisdiction other than Texas are governed by the laws of such jurisdiction.

SECTION 20.  Severability.

     If any provision hereof is invalid and unenforceable in any jurisdiction, then, to the fullest extent permitted by law, (a) the other provisions hereof shall remain in full force and effect in such jurisdiction and shall be liberally construed in favor of the Agent in order to carry out the intentions of the parties hereto as nearly as may be possible; and (b) the invalidity or unenforceability of an provisions hereof in any jurisdiction shall not affect the validity or enforceability of such provision in any other jurisdiction.

     Executed as of the date first set forth above.

                              VALHI, INC.


                              By:
                                    ----------------------------
                              Name:
                                    ----------------------------
                              Title:
                                    ----------------------------



                              SOCIETE GENERALE, SOUTHWEST AGENCY
                              as Agent


                              By:
                                    ----------------------------
                              Name:
                                    ----------------------------
                              Title:
                                    ----------------------------


                                   ANNEX A TO
                         PLEDGE AND SECURITY AGREEMENT

                            NL SHARES PLEDGED AS OF
                 THE DATE OF THE PLEDGE AND SECURITY AGREEMENT
                       AND THE INITIAL ADVANCE UNDER THE
                                CREDIT AGREEMENT

     29,974,610 shares of common stock of NL Industries, Inc., par value $.125 per share, evidenced by the following certificate numbers:


                       Certificate  Certificate  Number of Shares
       Issuer            Number        Date      of Common Stock
 -------------------    ---------   ----------   ---------------
 NL Industries, Inc.     NU13149     09/26/91           5,000,000
 NL Industries, Inc.     NU13150     09/26/91           5,000,000
 NL Industries, Inc.     NU13151     09/26/91           5,000,000
 NL Industries, Inc.     NU13152     09/26/91           5,000,000
 NL Industries, Inc.     NU13771     12/03/91           4,787,210
 NL Industries, Inc.     NU53920     10/21/94             159,800
 NL Industries, Inc.     NU54611     05/08/95             457,300
 NL Industries, Inc.     NU54768     07/07/95              10,000
 NL Industries, Inc.     NU54779     07/12/95              44,200
 NL Industries, Inc.     NU54771     07/14/95              12,000
 NL Industries, Inc.     NU55128     01/12/96               1,200
 NL Industries, Inc.     NU55129     01/16/96              10,000
 NL Industries, Inc.     NU55134     01/17/96               3,000
 NL Industries, Inc.     NU55139     01/22/96              25,500
 NL Industries, Inc.     NU55147     01/24/96              50,400
 NL Industries, Inc.     NU55146     01/24/96               1,600
 NL Industries, Inc.     NU55165     02/06/96              45,000
 NL Industries, Inc.     NU55216     03/19/96               7,500
 NL Industries, Inc.     NU55217     03/20/96              10,000
 NL Industries, Inc.     NU55247     04/04/96           1,850,100
 NL Industries, Inc.     NU55261     04/12/96              20,000
 NL Industries, Inc.     NU55268     04/15/96              20,000
 NL Industries, Inc.     NU55271     04/16/96               4,700
 NL Industries, Inc.     NU55273     04/17/96              37,900
 NL Industries, Inc.     NU55274     04/18/96               3,400
 NL Industries, Inc.     NU55450     07/18/96             569,500
 NL Industries, Inc.     NU55453     07/19/96               6,000
 NL Industries, Inc.     NU55455     07/22/96               2,300
 NL Industries, Inc.     NU55462     07/23/96              25,300
 NL Industries, Inc.     NU55467     07/24/96              16,000
 NL Industries, Inc.     NU55468     07/25/96              19,700
 NL Industries, Inc.     NU55485     08/02/96               5,000
 NL Industries, Inc.     NU55526     08/05/96              20,000
 NL Industries, Inc.     NU56147     09/11/97               1,500
 NL Industries, Inc.     NU56149     09/12/97              16,600
 NL Industries, Inc.     NU56148     09/12/97                 400
 NL Industries, Inc.     NU56150     09/16/97               4,300
 NL Industries, Inc.     NU56151     09/16/97               6,100
 NL Industries, Inc.     NU56156     09/17/97              22,200
 NL Industries, Inc.     NU56155     09/17/97                 500
 NL Industries, Inc.     NU56157     09/18/97                 500
 NL Industries, Inc.     NU56158     09/18/97              25,600
 NL Industries, Inc.     NU56160     09/19/97               5,000
 NL Industries, Inc.     NU56163     09/22/97               3,500
 NL Industries, Inc.     NU56167     09/23/97              12,600
 NL Industries, Inc.     NU56171     09/24/97               8,900
 NL Industries, Inc.     NU56173     09/26/97               2,700
 NL Industries, Inc.     NU56174     09/26/97              12,000
 NL Industries, Inc.     NU56180     10/02/97              13,000
 NL Industries, Inc.     NU56182     10/03/97               2,400
 NL Industries, Inc.     NU56183     10/07/97               7,600
 NL Industries, Inc.     NU56185     10/08/97                 200
 NL Industries, Inc.     NU56187     10/09/97              35,500
 NL Industries, Inc.     NU56189     10/10/97                 300
 NL Industries, Inc.     NU56197     10/21/97              90,000
 NL Industries, Inc.     NU56198     10/22/97              11,000
 NL Industries, Inc.     NU56201     10/24/97              50,000
 NL Industries, Inc.     NU56205     10/27/97              34,000
 NL Industries, Inc.     NU56202     10/27/97               3,800
 NL Industries, Inc.     NU56206     10/29/97              20,000
 NL Industries, Inc.     NU56223     11/06/97              10,000
 NL Industries, Inc.     NU56309     01/09/98              10,000
 NL Industries, Inc.     NU56308     01/09/98               5,000
 NL Industries, Inc.     NU56310     01/12/98              20,000
 NL Industries, Inc.     NU56317     01/13/98              12,800
 NL Industries, Inc.     NU56321     01/14/98                 200
 NL Industries, Inc.     NU56322     01/14/98              59,900
 NL Industries, Inc.     NU56326     01/15/98              10,000
 NL Industries, Inc.     NU56335     01/20/98              14,000
 NL Industries, Inc.     NU56338     01/21/98              26,000
 NL Industries, Inc.     NU56337     01/21/98               6,500
 NL Industries, Inc.     NU56394     03/27/98               2,200
 NL Industries, Inc.     NU56453     04/23/98              50,000
 NL Industries, Inc.     NU56465     05/01/98           1,002,800
 NL Industries, Inc.     NU56638     09/10/98              55,500
 NL Industries, Inc.     NU56641     09/11/98              31,100
 NL Industries, Inc.     NU56656     09/14/98               3,800
 NL Industries, Inc.     NU56657     09/14/98              20,000
 NL Industries, Inc.     NU56659     09/16/98              20,000

(As of the date of the Pledge and Security Agreement, 29,974,610 shares of NL Industries, Inc. common stock constitutes 57.5% of all issued and outstanding shares on such date.)


The remainder of the exhibits and schedules to the Credit Agreement dated as of November 6, 1998 among Valhi, Inc., as Borrower, the financial institutions parties thereto, as the banks, and Societe General, Southwest Agency, as the administrative agent, the issuing bank and the arranger have been omitted. Copies of such omitted exhibits and schedules will be furnished to the Securities and Exchange Commission supplementally upon request.